UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

AMPHASTAR PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):
⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AMPHASTAR PHARMACEUTICALS, INC.

11570 6TH STREET

RANCHO CUCAMONGA, CALIFORNIA 91730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:30 a.m. Pacific Time on Monday, June 1, 2026

Dear Stockholders of Amphastar Pharmaceuticals, Inc.:

Please be advised that the 2026 annual meeting of stockholders (the “Annual Meeting”) of Amphastar Pharmaceuticals, Inc., (or the “Company” or “Amphastar”) a Delaware corporation, will be conducted virtually via a live webcast at www.virtualshareholdermeeting.com/AMPH2026 on Monday, June 1, 2026 at 11:30 a.m. Pacific Time. The Annual Meeting will be conducted for the following purposes, as more fully described in the accompanying proxy statement:

1.

To elect three Class I directors to hold office for a three-year term and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.	To approve, on an advisory basis, the frequency of future stockholder advisory votes on our named executive officer compensation; and
5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our board of directors (the “Board of Directors”) has fixed the close of business on April 6, 2026 as the record date for the Annual Meeting. Only stockholders of record on April 6, 2026 are entitled to notice and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s virtual Annual Meeting as a stockholder, please go to www.virtualshareholdermeeting.com/AMPH2026. Please have the information that is printed in the box marked by the arrow available and follow the instructions.

On or about April 14, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both our proxy statement and our 2026 annual report online. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. Please note that the proxy statement and our annual report can be accessed directly at the following Internet address http://ir.amphastar.com/financial-information/annual-reports. You can also access our proxy materials by (1) visiting www.ProxyVote.com, (2) calling 1-800-579-1639, or (3) sending an e-mail to sendmaterial@proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to virtually attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Amphastar Pharmaceuticals, Inc. and look forward to your attendance at the Annual Meeting and/or receiving your proxy.

By order of the Board of Directors,

Jack Yongfeng Zhang
Chief Executive Officer, President, Chief Scientific Officer and Director

Mary Ziping Luo
Chief Operating Officer, Chief Scientist and Chairman

Rancho Cucamonga, California
April 14, 2026

-i-

-ii-

AMPHASTAR PHARMACEUTICALS, INC.

PROXY STATEMENT

FOR 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:30 a.m. Pacific Time on Monday, June 1, 2026

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors (the “Board of Directors”) for use at the 2026 annual meeting of stockholders of Amphastar Pharmaceuticals, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be conducted virtually via a live webcast at www.virtualshareholdermeeting.com/AMPH2026 on Monday, June 1, 2026 at 11:30 a.m. Pacific Time. You will be able to vote and submit questions during the meeting at that website. In order to access information and ask questions, please have the information that is printed in the box marked by the arrow available and follow the instructions. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 14, 2026 to all stockholders entitled to vote at the virtual Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

●	the election of three Class I directors to hold office for a three-year term and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal;
●	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
●	to approve, on an advisory basis, the compensation of our named executive officers;
●	to approve, on an advisory basis, the frequency of future stockholder advisory votes on our named executive officer compensation; and
●	any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

1.	“FOR” the election of David Gaugh, William J. Peters and Jacob Liawatidewi as Class I directors;
2.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026;
3.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
4.	To indicate a preference that future stockholder advisory votes on the compensation of the Company’s named executive officers occur every “ONE YEAR”

Who is entitled to vote?

Holders of our common stock as of the close of business on April 6, 2026, the record date, may vote at the Annual Meeting. As of the record date, there were 44,534,974 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

A complete list of these stockholders will be available at our corporate offices at 11570 6th Street, Rancho Cucamonga, California 91730 during regular business hours or on our website for ten days prior to the Annual Meeting. A stockholder may examine the list for any purpose germane to the Annual Meeting.

How many votes are needed for approval of each proposal?

●	Proposal No. 1: Each director to be elected by the stockholders of the corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. “Majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director. Stockholders will be given the choice to cast votes “for” or “against” the election of each director or to “abstain” from such vote. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
●	Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
●	Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Please note that abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our Board of Directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ comments and concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
●	Proposal No. 4: For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on named executive officer compensation, the frequency receiving the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. If you “Abstain” from voting on this proposal, it will have no effect on the outcome. Broker non-votes also will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our Board of Directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ comments and concerns and take into account the outcome of the vote when considering how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers. The current frequency is one year.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence (including by proxy) of a majority of the voting power of our capital stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes will be counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, you can vote in one of the following ways:

●	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 31, 2026 (have your proxy card in hand when you visit the website);

●	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
●	by completing and mailing your proxy card (if you received printed proxy materials) so that it is received no later than May 31, 2026; or
●	by voting at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/AMPH2026.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a street name stockholder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or by telephone;
●	returning a later-dated proxy card;
●	notifying the Corporate Secretary of Amphastar Pharmaceuticals, Inc., in writing, at Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730; or
●	following the instructions at www.virtualshareholdermeeting.com/AMPH2026.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting conducted via a live webcast. You are entitled to participate in the annual meeting only if you were a holder of our common stock as of the close of business on April 6, 2026 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/AMPH2026 by entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.

We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:00 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

How do I ask questions during the Annual Meeting?

You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/AMPH2026 by entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Please be advised that questions regarding personal or other matters are not pertinent to meeting matters will not be answered.

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/AMPH2026.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Jack Yongfeng Zhang, Mary Ziping Luo, and William J. Peters have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 14, 2026 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce printing and mailing costs of proxy materials incurred by us and the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Amphastar Pharmaceuticals, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on any other proposals, which are considered “non-routine” matters, absent directions from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Amphastar Pharmaceuticals, Inc.
Attention: Investor Relations
11570 6th Street
Rancho Cucamonga, California 91730

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 15, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Amphastar Pharmaceuticals, Inc.
Attention: Corporate Secretary
11570 6th Street
Rancho Cucamonga, California 91730

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) brought before the meeting by the corporation and specified in the notice of meeting given by or at the direction of our Board of Directors, (ii) brought before the meeting by or at the direction of our Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with all of the notice procedures set forth in our amended and restated bylaws.

To be timely for our 2027 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than 8:00 a.m., Pacific time on February 1, 2027; and
●	not later than 5:00 p.m., Pacific time on March 3, 2027.

In the event that the date of our 2027 annual meeting of stockholders has been changed by more than 25 days from the one-year anniversary of the Annual Meeting, then to be timely such notice must be received by the Secretary at the principal executive offices of the Company:

●	no earlier than 8:00 a.m., Pacific time on the 120th day prior to the day of our 2027 annual meeting;
●	no later than 5:00p.m., Pacific time, on the later of the 90th day prior to the day of the annual meeting; or
●	if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the annual meeting was first made by the Company.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

In addition to satisfying the foregoing notice requirements under our amended and restated bylaws, to comply with universal proxy rules, under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than April 2, 2027.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance-Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of eleven members. Seven of our current directors are independent within the meaning of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names, ages as of April 6, 2026, and certain other information for each of the director nominees and the continuing members of our Board of Directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
David Gaugh	I	73	Director	2025	2026	2029
William J. Peters	I	58	Chief Financial Officer, Executive Vice President of Finance, Treasurer, President of International Medication Systems, Limited, and Director	2022	2026	2029
Jacob Liawatidewi	I	52	Executive Vice President of Sales and Marketing, Executive Vice President of Corporate Administration Center, President of Amphastar France Pharmaceuticals, S.A.S., and Director	2022	2026	2029
Continuing Directors
Mary Ziping Luo	II	76	Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors	1996	2027	—
Howard Lee (1)(3)	II	64	Director	2008	2027	—
Michael A. Zasloff (2)(3)	II	80	Director	2005	2027	—
Gayle Deflin (1)	II	63	Director	2021	2027	—
Jack Yongfeng Zhang	III	79	Chief Executive Officer, President, Chief Scientific Officer and Director	1996	2028	—
Richard Prins (1)(2)	III	69	Lead Independent Director	2002	2028	—
Diane G. Gerst (3)	III	66	Director	2019	2028	—
Non-Continuing Director
Floyd F. Petersen (2)	I	82	Director	2004	2026
(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

David Gaugh, R.Ph. has served as a member of our Board of Directors since July 2025. Mr. Gaugh has served as the Principal at Riley Pharmaceuticals, a pharmaceutical consulting firm, since January 2025. Previously, from February 2012 until January 2025, Mr. Gaugh worked for the Association for Accessible Medicines, a trade association representing the manufacturers of generic prescription drugs and manufacturers of bulk pharmaceutical chemicals, serving as the Executive Vice President (including two-years as the Interim President and CEO from 2023 to 2025) from July 2022 until January 2025 and as the Senior Vice President for Sciences and Regulatory Affairs from February 2012 until July 2022. Mr. Gaugh currently serves on the Board of Directors of AMHIC, and previously served on the American Society of Health-System Pharmacists Foundation Board of Directors, the American Foundation for Pharmaceutical Education Board of Directors, the Alliance for a Stronger FDA Board of Directors, the Association for Accessible Medicines Board of Directors, and the USP Council of Convention. Mr. Gaugh received a BS, pharmacy from the University of Wyoming and advanced training from the Auburn University College of Business, the University of California, Los Angeles, Anderson School of Business, the Southern Methodist University, Cox School of Business, and the University of Michigan, Ross School of Business.

We believe that Mr. Gaugh’s experience in the pharmaceutical space, including his leadership roles and experience with brand and generics pharmaceutical companies qualifies him to serve on our Board of Directors.

William J. Peters has served as a member of our Board of Directors since August 2022, our Chief Financial Officer, Executive Vice President and Treasurer since May 2021 and was our Chief Financial Officer and Treasurer since April 2014, and as our President of International Medication Systems, Limited (a wholly-owned subsidiary of Amphastar) since March 2016. Mr. Peters previously served as Chief Financial Officer of Hi-Tech Pharmacal Co., Inc., or Hi-Tech, from May 2004 to April 2014. From September 2003 to May 2004 he was Vice President of Corporate Development at Hi-Tech. From 2001 to 2003 Mr. Peters was the Director, Financial Evaluations for the Medco Health Solution subsidiary of Merck & Co., Inc., or Merck & Co., and during his seven year career at Merck & Co., he also served in several positions of increasing responsibility. He began his career in General Electric’s Financial Management Program, at its Aerospace division, where he later held positions in financial analysis and internal auditing. He earned an M.B.A. from The Wharton School of Business, of the University of Pennsylvania and a B.S. in Business Administration from Bucknell University.

We believe that Mr. Peters’ executive experience and expertise as a financial professional at pharmaceutical companies including as our Chief Financial Officer qualifies him to serve on our Board of Directors.

Jacob Liawatidewi has served as a member of our Board of Directors since August 2022, Executive Vice President of Sales and Marketing and Executive Vice President of Corporate Administration Center since May 2020, President of Amphastar France Pharmaceuticals, S.A.S. (a wholly-owned subsidiary of Amphastar) since December 2020, and Corporate Secretary since June 2013. Mr. Liawatidewi served as Senior Vice President of Corporate Administration Center and Senior Vice President of Sales and Marketing from March 2014 and December 2013, respectively, until his promotion to Executive Vice President. Mr. Liawatidewi served as Vice President of Sales and Marketing from August 2012 until his promotion to Senior Vice President. From August 2005 to August 2012, Mr. Liawatidewi was our Associate Vice President of Sales and Marketing. From joining us in June 1997 to August 2005, Mr. Liawatidewi held various roles in our business development, sales and marketing department. Mr. Liawatidewi received a B.S. in Biology from California State University of Fresno in 1996, an M.B.A. from National University in 2014, and an E.J.D. from Concord Law School in 2022.

We believe that Mr. Liawatidewi’s executive experience and extensive knowledge of our business qualifies him to serve on our Board of Directors.

Continuing Directors

Mary Z. Luo, Ph.D. co-founded our Company in 1996 and has served as our Chief Operating Officer and chairman of our Board of Directors since our inception and as Corporate Secretary from 1997 to April 2004. Dr. Luo has also served as our Chief Scientist since 2005. Dr. Luo co-founded Applied Physics & Chemistry Laboratories, Inc., or APCL, a full service chemical analytical laboratory, in May 1989, where she held the position of Chief Operating Officer. Dr. Luo is a professor emeritus of chemistry at California State Polytechnic University, Pomona and is named as the inventor on several U.S. and foreign patents. Dr. Luo received a Ph.D. in chemistry from Princeton University and was a Post-Doctoral Research Associate at the California Institute of Technology.

We believe Dr. Luo’s experience in the pharmaceutical industry and as one of our founders qualifies her to serve on our Board of Directors.

Howard Lee, Ph.D. has served as a member of our Board of Directors since August 2007. He previously served as a member of the board of our subsidiary, IMS, from 1998 to 2002 and on our Board of Directors from 2002 to 2004. Dr. Lee has served as the Chairman and Chief Executive Officer of TAHO Pharmaceuticals, Ltd., a drug development company with a transepithelial technology platform based in Taiwan since January 2020. Previously, Dr. Lee was the partner at the CID Group, a prominent investment group in the greater China area from March 2012 to January 2020. From 2009 to 2010 he was the Chief Investment Officer at UniMed Venture Management Inc., a biotech venture capital firm. Prior to joining UniMed in July 2009, he was a Managing Director at Silver Biotech Management, Inc. from July 2006 to June 2009. Dr. Lee served as President and CEO of CDIB Biotech USA Investment Co. Ltd. from 2000 to 2006 and as Vice President of China Development Industrial Bank, an investment bank in Taiwan, from October 1995 to June 2006. Dr. Lee earned his B.Sc. at Fu-Jen University (Taiwan), his M.Sc. and Ph.D. degrees in chemistry from the University of Southern California in Los Angeles and completed his postdoctoral research at the Loker Hydrocarbon Research Institute of the University of Southern California.

We believe Dr. Lee’s experience in biotech venture capital consulting qualifies him to serve on our Board of Directors.

Michael A. Zasloff, M.D., Ph.D. has served as a member of our Board of Directors since October 2005 and previously served as our lead independent director from January 2016 to April 2019. Dr. Zasloff has been the Professor of Surgery and Pediatrics at the Georgetown University School of Medicine since 2002, and currently serves as Scientific Director of the MedStar – Georgetown Transplant Institute. In 2016 Dr. Zasloff founded Enterin, Inc., a biopharmaceutical company developing therapeutics for Parkinson’s disease and other neurodegenerative disorders, where he serves as Director and Chief Scientific Officer. In 2023, Dr. Zasloff founded BAZ Therapeutics, a biopharmaceutical company developing therapeutics directed at diseases of aging, where he serves as Director. Dr. Zasloff served as the Dean of Research and Translational Science from 2002 until 2004. Between 2004 and 2007, Dr. Zasloff served as Vice President and Senior Analyst (Life Sciences) at Ferris, Baker Watts, Inc., or FBW. From 1992 to 2001 Dr. Zasloff served as Executive Vice President and Vice Chairman of Magainin Pharmaceuticals Inc., a biopharmaceutical company which he founded. From 1988 until 1992, Dr. Zasloff served as the Charles E.H. Upham Professor in the Department of Pediatrics and Genetics at the University of Pennsylvania School of Medicine, and Chief, Division of Human Genetics and Molecular Biology at The Children’s Hospital of Philadelphia. From 1982 until 1988, Dr. Zasloff was Chief of the Human Genetics Branch at the National Institutes of Child Health and Human Development, National Institutes of Health. Dr. Zasloff received a B.A. from Columbia College in biochemistry and holds an M.D., Ph.D. from the New York University School of Medicine.

We believe Dr. Zasloff’s expertise and experience in the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Gayle Deflin has served as a member of our Board of Directors since June 2021. Ms. Deflin has been the Chief Financial Officer of LBMB, Inc. since 2014, and its subsidiaries Plasticolor Molded Products, Inc. and Chroma Graphics, Inc., both of which are automotive accessory manufacturers and distributors, since 2006. Prior to 2006, Ms. Deflin was at Apria Healthcare, a provider of home respiratory services from 2004 to 2006 as Vice President of Strategic Planning and Budgeting and Vice President of Billing Center Operations. From 2003 to 2004 she served as President and Chief Executive Officer of Ionian Technologies, a diagnostic start-up with biotechnology developed at the Keck Graduate Institute of Applied Life Sciences. Ms. Deflin worked in various positions at International Medication Systems Limited, including as its President, from 1989 until it was sold to Amphastar in 1998, and continued with Celltech Pharmaceuticals, the former owner of International Medication Systems, Limited, as President of MD Pharmaceuticals from 1996 to 2002 and Senior Vice President, Business Support Services of Celltech Pharmaceuticals from 2000 to 2002. Ms. Deflin holds a B.S. in Business Administration (Accounting and MIS) from Bowling Green State University and an M.B.A from the Drucker School of Management at Claremont Graduate University.

We believe that Ms. Deflin’s past experience and expertise in the field of pharmaceuticals and retail consumer products, as well as her operational management experience qualifies her to serve on our Board of Directors.

Jack Yongfeng Zhang, Ph.D. co-founded our Company in 1996 has served as our Chief Executive Officer and a member of our Board of Directors since our inception and was re-appointed as our President in April 2020, after serving as President from 1996 until June 2013. Dr. Zhang has also served as our Chief Scientific Officer since 2005. Dr. Zhang co-founded APCL, a full service chemical analytical laboratory, in May 1989, where he held the position of President until October 2002. Dr. Zhang is named as the inventor on several U.S. and foreign patents. He received a Ph.D. in chemistry from the State University of New York at Stony Brook and was a Post-Doctoral Research Associate at the California Institute of Technology.

We believe Dr. Zhang’s expertise and experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board of Directors.

Richard Prins has served as our lead independent director since April 2019 and as a member of our Board of Directors since February 2002. Since 2008, Mr. Prins has been a private investor and currently serves as lead investor and Chairman of EPH4, LLC. He is also involved in various charitable organizations. Mr. Prins served in various volunteer roles at Advancing Native Missions since 2004 including as a board member, Head of Operations and Stewardship, and as interim CEO. He has also served as a director of IGC Pharma, Inc., a biopharmaceutical company, since 2007, and as chairman of its board since 2012. Mr. Prins was the Director of Investment Banking for FBW, from 1996 until June 2008 when FBW was acquired by Royal Bank of Canada. Prior to FBW, Mr. Prins was a Managing Director from July 1988 to April 1996 at Crestar Bank (now Truist Bank) in charge of mergers and acquisitions. Mr. Prins began his career in 1983 as the Assistant to the Chairman of the leverage buyout company, Tuscarora Corp., where he held various positions until July 1988. Mr. Prins received a B.A. in liberal arts from Colgate University and an M.B.A. from Oral Roberts University.

We believe that Mr. Prins’ experience in corporate finance and investment banking qualifies him to serve on our Board of Directors.

Diane G. Gerst has served as a member of our Board of Directors since June 2019. She previously served as our Executive Vice President of Quality Assurance and Regulatory Affairs from June 2015 until February 2018 and also served as the President of Amphastar Nanjing Pharmaceuticals Inc., one of our subsidiaries, from March 2014 until February 2018. From August 2013 to June 2015, Ms. Gerst served as our Corporate Senior Vice President of Quality Assurance. She served as Corporate Vice President of Quality Assurance from August 2003 until her promotion to Senior Vice President in August 2013 and as Vice President of Regulatory Affairs from June 2001 to July 2002. Prior to joining us, Ms. Gerst held various management level positions in regulatory and quality including eight years at Braun-McGaw and seven years at IMS. Ms. Gerst received a B.A. from the University of California, Berkeley.

We believe that Ms. Gerst is qualified to serve on our Board of Directors because of her perspective, experience and leadership as a former executive of our Company.

Non-Continuing Director

Floyd F. Petersen has served as a member of our Board of Directors since August 2004. From 1986 until his retirement in August 2014, Mr. Petersen served as an Assistant Professor of Biostatistics at Loma Linda University Schools of Public Health, Medicine, and Nursing. From 1990 to 2010, Mr. Petersen served as Director of the Loma Linda University Health Research Consulting Group, which consults on health research study design and data analysis. Mr. Petersen was a member of the Loma Linda, California City Council from 1990 to 2010 and served as the Mayor of Loma Linda from 1996 to 2006. Mr. Petersen earned an M.P.H. from Loma Linda University with concentrations in Biostatistics and Health Administration. Mr. Petersen is not standing for re-election but will continue to serve as a member of our board of directors until the expiration of his current term ending on the date of the Annual Meeting.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent. While the listing standards of Nasdaq do not require a nomination committee, the functions normally undertaken by a nomination committee must, in most cases, be performed by independent directors. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that listed company’s Board of Directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

Our Board of Directors has undertaken a review of the independence of each director nominee and director. Based on information provided by each director nominee and director concerning his or her background, employment and affiliations, our Board of Directors has determined that Messrs. Petersen, Prins and Gaugh, Drs. Lee and Zasloff, Mses. Gerst and Deflin do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director nominee and director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director nominee and director, and the transactions involving them described in the section titled “Related Person Transactions.”

Board Leadership Structure

We believe that the current structure of our Board of Directors and its committees is appropriate and provides for strong overall management of our Company. While the Chairman of our Board of Directors and our Chief Executive Officer roles are separate, our current Chairman, Mary Ziping Luo, is not independent under the listing standards of Nasdaq as she is an employee of our Company. Our Board of Directors believes that, given the perspective and experience Dr. Luo brings as one of our founders, Dr. Luo’s service as our Chairman is nonetheless appropriate and is in the best interests of our Board of Directors, our Company and our stockholders.

Our Chief Executive Officer and President, Jack Yongfeng Zhang, is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. In her capacity as Chief Operating Officer and Chief Scientist, Dr. Luo is responsible for the operation of the business and the guidance and oversight of senior management. In her capacity as Chairman of our Board of Directors, Dr. Luo monitors the content, quality and timeliness of information sent to our Board of Directors and is available for consultation with our Board of Directors regarding the oversight of our business affairs.

Family Relationships

Dr. Zhang, our Chief Executive Officer, President, Chief Scientific Officer and a director, and Dr. Luo, our Chief Operating Officer, Chief Scientist and Chairman, are husband and wife.

Board Meetings and Committees

During our fiscal year ended December 31, 2025, our Board of Directors held nine (9) meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All ten incumbent directors attended our 2025 annual meeting of stockholders.

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board of Directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee

Our audit committee currently consists of Ms. Deflin, who is the chair of the committee, Dr. Lee and Mr. Prins, each of whom is independent in accordance with the Nasdaq and SEC standards. Ms. Deflin is an “audit committee financial expert” as the term is defined under SEC regulations. The audit committee operates under a written charter. The functions of the audit committee include assisting our Board of Directors in oversight of:

●	our accounting and financial reporting processes and internal controls;
●	the audit and integrity of our financial statements;

●	our compliance with applicable law;
●	the engagement of, qualifications, independence and performance of our independent auditors;
●	oversight of our Financial Risk Management Policy including the review of our enterprise risks and management’s plans to address such risks; and
●	the implementation and performance of our internal audit function.

Both our independent registered accounting firm and internal financial personnel regularly meet with our audit committee and have unrestricted access to the audit committee.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2025, our audit committee held six (6) meetings.

Compensation Committee

Our compensation committee currently consists of Mr. Prins, who is the chair of the committee, Dr. Zasloff and Mr. Petersen, each of whom is independent in accordance with the Nasdaq standards. Mr. Petersen is not standing for re-election, but will continue to serve as a member of our compensation committee until the expiration of his current term ending on the date of the Annual Meeting. At such time, Mr. Gaugh will replace Mr. Petersen as a member of our compensation committee. As such, following the Annual Meeting, our compensation committee will be comprised of Mr. Prins, Dr. Zasloff, and Mr. Gaugh, with Mr. Prins serving as chair. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee operates under a written charter. The functions of the compensation committee include:

●	oversee our compensation policies, including our Clawback Policy, compensation plans, benefits programs, and overall compensation philosophy;
●	assisting our Board of Directors in discharging its responsibilities related to overseeing compensation of our CEO and executive officers and evaluating and recommending the executive compensation plans, policies and programs;
●	administering our incentive compensation plans, equity compensation plans, and such other plans as designated from time to time by our Board of Directors.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2025, our compensation committee held four (4) meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Gerst, who is the chair of the committee, Drs. Lee and Zasloff, each of whom is independent in accordance with the Nasdaq standards. The nomination committee operates under a written charter. The functions of the nomination committee include:

●	reviewing the qualifications of, and recommending to the Board of Directors, proposed nominees for election to the Board of Directors and its committees, consistent with criteria approved by the Board of Directors;
●	developing, evaluating and recommending to the Board of Directors corporate governance practices applicable to us;
●	administering the policies and procedures for Board of Directors communications with constituents; and
●	facilitating the annual performance review of the Board of Directors and its committees.

Our nomination committee operates under a written charter that satisfies the requirements for directors performing nominating functions under the listing standards of Nasdaq. A copy of the charter of our nomination committee is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. During 2025, our nominating and corporate governance committee held six (6) meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has ever been one of our officers or employees. None of our executive officers serves, or in the past has served, as a member of the compensation committee or on the Board of Directors of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. While our Board of Directors has not established minimum qualifications for members, some of the factors that our nominating and corporate governance committee considers in assessing director nominee qualifications include, the existing size and composition of our Board of Directors, the number and qualification of candidates, the benefit of continuity on the Board of Directors and the relevance of the candidate’s background and experience to the issues we face. Our nominating and corporate governance committee relies upon various criteria for membership, which may include, without limitation, that a candidate: be of the highest ethical character; exhibit sound business judgment; preserve the confidentiality of materials given or presented to the Board of Directors and not use such materials for personal gain; has demonstrated leadership and significant experience in an area of endeavor relevant to our business; comprehend the role of a public company director (particularly the fiduciary obligations to us and our stockholders); understand our business and industry and keep informed on our operations; disclose to other directors any potential conflicts of interest (and if appropriate, refrain from voting on certain matters); dedicate sufficient time to our business, including attendance at meetings of the Board of Directors or committees on which he or she serves and stockholder meetings (and prepare for such meetings as required and appropriate); be independent of any particular constituency and not engaged in any activity adverse to us or in conflict with our interests (including, without limitation, service on the board or in the management of a competing company) and thus be able to represent all of our stockholders; and demonstrate a willingness toward free and open exchange of ideas and opinions, and exercise balance, fitness, care and due and independent deliberation in the decision-making process.

Qualification and backgrounds of the directors as a whole should provide the proper breadth of knowledge, abilities and experience to appropriate composition of the Board of Directors. Our nominating and corporate governance committee considers factors such as experience, area of expertise, potential conflicts of interest and other commitments and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors. Re-nomination of existing directors will not be viewed as automatic, but rather will be based on continuing qualification using the criteria set forth above.

Our nominating and corporate governance committee considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, provided that (i) any recommending stockholder must have continuously held at least $2,000 in market value, or 1% of the Company's securities entitled to be voted on the proposal at the meeting for at least one year by the date you submit the proposal, and (ii) such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.

Any nomination should be sent in writing to our Corporate Secretary at Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730. To be timely for our 2027 annual meeting of stockholders, our Corporate Secretary must receive the nomination within the time periods in accordance with our bylaws, provided in the section titled “Questions And Answers About The Proxy Materials And Our Annual Meeting – What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors to provide comments, to report concerns, or to ask a question, may do so via the following address:

Amphastar Pharmaceuticals, Inc.
Attention: Corporate Secretary
11570 6th Street
Rancho Cucamonga, California 91730

You may submit your concerns anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

Communications are distributed to the Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Amphastar

Pharmaceuticals, Inc. Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

●	Product complaints
●	Product inquiries
●	New product suggestions
●	Resumes and other forms of job inquiries
●	Surveys
●	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group on our website at http://ir.amphastar.com/corporate-governance/contact-the-board.

Code of Conduct

We have adopted a code of conduct that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of conduct is available on our website at http://ir.amphastar.com/corporate-governance/highlights. We intend to disclose any amendments of our code of conduct, or waivers of its requirements for directors or executive officers, on our website.

Annual Board and Committee Self-Assessments

Our Board of Directors and each committee conduct an annual self-assessment designed to determine whether the Board of Directors and the committees are functioning effectively and to provide them with an opportunity to improve their effectiveness. The self-assessments enable directors to provide confidential feedback on a variety of topics ranging from Board and committee structure and composition, culture, responsibility and accountability of directors and individual directors. A summary of the results is presented to the Board of Directors and each committee, which each consider ways in which effectiveness may be enhanced. While the formal board and committee self-evaluation is conducted on an annual basis, the directors share perspectives, feedback and suggestions year-round.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of our risk management processes and, either as a whole or through our committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to mitigate or manage them. The risk oversight process includes receiving reports from committees of our Board of Directors and members of senior management to enable our Board of Directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, cybersecurity and reputational risk.

The audit committee oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment and risk management. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the Board of Directors, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board of Directors as a whole.

Lead Independent Director

Recognizing the importance of strong independent oversight, effective April 2019, our Board of Directors appointed Richard Prins to serve as our lead independent director. As lead independent director, Mr. Prins presides over regularly scheduled executive sessions of our independent directors without management participation, serves as a liaison between our Chairman and CEO and the independent directors, disseminates information to the rest of the Board of Directors in a timely manner, and raises issues with management on behalf of the outside directors when appropriate. In addition, the lead independent director’s responsibilities include the following:

●	Building a productive relationship between the Board of Directors and the Chairman and CEO; and
●	Performing such other duties as the Board of Directors may from time to time designate

Non-Employee Director Compensation

Cash and Equity Compensation

We compensate non-employee members of the Board of Directors. Directors who are also employees do not receive cash or equity compensation for service on the Board of Directors in addition to compensation payable for their service as our employees. The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors or committee meetings. Our directors receive equity grants annually at the fair market value of our common stock at the time of grant under our Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”).

The cash and equity components of our compensation policy for non-employee directors are set forth below:

Position	Annual Cash Retainer	Equity Grant
Base Fee	$55,000	$260,000

Lead Independent Director	30,000

Chairperson Fee
Audit Committee	25,000
Compensation Committee	20,000
Nominating and Corporate Governance Committee	12,750

Committee Member Fee
Audit Committee	12,500
Compensation Committee	10,000
Nominating and Corporate Governance Committee	6,000

Under our director compensation program, on the date of each annual meeting of our stockholders each outside director will receive an equity award with a grant date fair value of $260,000 comprised of 50% restricted stock units and 50% stock options which vest on the first anniversary of the date of grant, subject to continued service through the vesting date. In connection with his appointment to our Board of Directors on July 18, 2025, Mr. Gaugh received an equity award with the same grant date fair value and mix of restricted stock units and stock options, which vest on the first anniversary of the date of grant, subject to Mr. Gaugh’s continued service through the vesting period.

Director Compensation for 2025

The following table sets forth information concerning the compensation awarded to, paid to, or earned by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2025:

Director	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Howard Lee	73,500	130,004	129,996	—	333,500
Floyd F. Petersen	65,000	130,004	129,996	—	325,000
Richard Prins	117,500	130,004	129,996	—	377,500
Michael A. Zasloff	71,000	130,004	129,996	—	331,000
Diane Gerst	67,750	130,004	129,996	—	327,750
Gayle Deflin	80,000	130,004	129,996	—	340,000
David Gaugh	24,722	130,017	129,988	—	284,727
(1)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 26, 2026.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2025.

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2025		Aggregate Number of Stock Awards Outstanding as of December 31, 2025
Howard Lee	83,367	(1)	5,122	(2)
Floyd F. Petersen	83,367	(1)	5,122	(2)
Richard Prins	56,266	(3)	5,122	(2)
Michael A. Zasloff	100,046	(4)	5,122	(2)
Diane Gerst	49,820	(5)	5,122	(2)
Gayle Deflin	53,448	(6)	5,122	(2)
David Gaugh	13,987	(7)	6,304	(8)
(1)	Includes (i) 71,965 shares subject to options which are fully vested and immediately exercisable and (ii) 11,402 shares subject to an option all of which vest on June 2, 2026, subject to continued service through the vesting date.
(2)	The shares are represented by restricted stock units (or RSUs) consisting of 5,122 shares which vest on June 2, 2026, subject to continued service through the vesting date.
(3)	Includes (i) 44,864 shares subject to options which are fully vested and immediately exercisable and (ii) 11,402 shares subject to an option all of which vest on June 2, 2026, subject to continued service through the vesting date.
(4)	Includes (i) 88,644 shares subject to options which are fully vested and immediately exercisable and (ii) 11,402 shares subject to an option all of which vest on June 2, 2026, subject to continued service through the vesting date.
(5)	Includes (i) 38,418 shares subject to options which are fully vested and immediately exercisable and (ii) 11,402 shares subject to an option all of which vest on June 2, 2026, subject to continued service through the vesting date.
(6)	Includes (i) 42,046 shares subject to options which are fully vested and immediately exercisable and (ii) 11,402 shares subject to an option all of which vest on June 2, 2026, subject to continued service through the vesting date.
(7)	Includes 13,987 shares subject to an option all of which vest on July 18, 2026, subject to continued service through the vesting date.
(8)	The shares are represented by RSUs consisting of 6,304 shares which vest on July 18, 2026, subject to continued service through the vesting date.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eleven members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company.

Nominees

Our nominating and corporate governance committee has recommended, and our Board of Directors has approved, David Gaugh, William J. Peters and Jacob Liawatidewi as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Gaugh, Mr. Peters and Mr. Liawatidewi will serve as Class I directors until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified and our Board of Directors will be composed of ten directors. Mr. Gaugh, Mr. Peters and Mr. Liawatidewi each currently serve as a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Gaugh, Mr. Peters and Mr. Liawatidewi. We expect that Mr. Gaugh, Mr. Peters and Mr. Liawatidewi will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

Each director to be elected by the stockholders of the corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2026. During our fiscal year ended December 31, 2025, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Amphastar Pharmaceuticals, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2024 and 2025.

	2025	2024
	(In Thousands)
Audit Fees (1)	$4,534	$4,576
Audit-Related Fees (2)	140	—
Tax Fees	—	—
All Other Fees (3)	5	5
Total Fees	$4,679	$4,581
(1)	Audit Fees consist of professional services rendered in connection with the integrated audit of our annual consolidated financial statements and of our internal control over financial reporting, services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years and timely review of our quarterly consolidated financial statements. This category also includes advice on accounting matters that arose during the audit or the review of consolidated financial statements.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	All Other Fees consist of fees related to accessing Ernst & Young LLP’s online research database.

Auditor Independence

In our fiscal year ended December 31, 2025, there were no other professional services provided by EY, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2024 and 2025 were for services that were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Executive Compensation” and in particular the information discussed in the section titled “Executive Compensation – Objectives and Philosophy of Our Executive Compensation Program” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

Overview

In accordance with the Dodd-Frank Act and SEC rules, we must provide our stockholders with the opportunity to indicate their preference regarding how frequently we should hold a vote on a “say-on-pay” proposal. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory “say-on-pay” vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.

On June 8, 2020, our stockholders voted on a similar proposal with the holders of a majority of the voting power of our common stock voting to hold the “say-on-pay” vote every year. Our Board of Directors and our compensation committee continue to believe that “say-on-pay” advisory votes should be conducted each year so that our stockholders may express their views on our executive compensation program and our compensation committee can consider such views in its compensation planning for the fiscal year following the “say-on-pay” advisory vote. Accordingly, our Board of Directors recommends that stockholders vote to hold an advisory vote on named executive officer compensation every year.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

While our Board of Directors believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but instead are asked to indicate their preference, on an advisory basis, as to whether non-binding future stockholder advisory votes on named executive officer compensation should be held every year, two years or three years.

Vote Required

The option among one year, two years or three years that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our Board of Directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions regarding the frequency of holding future stockholders advisory votes on compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO INDICATE A PREFERENCE THAT FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPNESATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS OCCUR EVERY “ONE YEAR”.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of Nasdaq and rules and regulations of the SEC. The audit committee operates under a written charter approved by the Board of Directors, which is available on the Corporate Governance portion of our website at http://ir.amphastar.com/corporate-governance/highlights. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

●	reviewed and discussed the audited financial statements with management and EY;
●	discussed with EY the matters required to be discussed by the applicable requirements of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and the SEC;
●	received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence; and
●	discussed with EY critical audit matters included in their audit opinion.

In addition, the audit committee has regularly met separately with management and with EY, and further to the matters specified above, had discussed with EY the overall scope, plans, and estimated costs of its audits. The audit committee met with EY periodically to discuss the results of its examinations, the overall quality of our financial reporting, and its reviews of the quarterly financial statements.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Gayle M. Deflin (Chairperson)
Howard Lee
Richard Prins

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 6, 2026. Officers are elected by our Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Position
Jack Yongfeng Zhang, Ph.D	79	Chief Executive Officer, President, Chief Scientific Officer and Director
William J. Peters	58	Chief Financial Officer, Executive Vice President of Finance, and Treasurer; President of International Medication Systems, Limited and Director
Mary Ziping Luo, Ph.D	76	Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors
Rong Zhou	67	Senior Executive Vice President of Production Center; Executive Vice President of Scientific Affairs and President of Amphastar Nanjing Pharmaceuticals, Co., Ltd.
Jacob Liawatidewi	52	Executive Vice President of Sales and Marketing and Corporate Administration Center, President of Amphastar France Pharmaceuticals, S.A.S., Corporate Secretary and Director

For biographies of Drs. Zhang and Luo and Messrs. Peters and Liawatidewi, please see “Board of Directors and Corporate Governance.”

Rong Zhou has served in various executive roles since joining us in October 1998, most recently as Senior Executive Vice President of Production Center since February 2023, Executive Vice President of Scientific Affairs since February 2023, and President of Amphastar Nanjing Pharmaceuticals, Co., Ltd. (a wholly-owned subsidiary of Amphastar) since February 2021. Mr. Zhou served as our Executive Vice President of Production Center from June 2015 until his promotion to Senior Executive Vice President, President of Armstrong Pharmaceuticals, Inc. (a wholly-owned subsidiary of Amphastar) from March 2014 to February 2023 and as our Senior Vice President of Scientific Affairs from August 2012 until his promotion to Executive Vice President. Mr. Zhou served as Corporate Vice President of Scientific Affairs from October 2001 until his promotion to Senior Vice President. Mr. Zhou received a B.S. in Chemical Engineering from the Fuzhou University and an M.S. from Youngstown State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information related to our 2025 compensation program and related decisions for our named executive officers. For 2025, our named executive officers were:

●	Jack Yongfeng Zhang, Ph.D, our Chief Executive Officer, President, Chief Scientific Officer and Director;
●	William J. Peters, our Chief Financial Officer, Executive Vice President of Finance and Treasurer;
●	Mary Ziping Luo, Ph.D, our Chief Operating Officer, Chief Scientist and Chairman of the Board of Directors;
●	Rong Zhou, our Senior Executive Vice President of Production Center; and
●	Jacob Liawatidewi, our Executive Vice President of Sales and Marketing and Corporate Administration Center.

Executive Summary

2025 Business Summary

We are a biopharmaceutical company focusing on developing, manufacturing, and commercializing technically challenging generic and proprietary injectable, inhalation, and intranasal products, as well as active pharmaceutical ingredient, or API products. We currently manufacture and sell over 25 prescription pharmaceutical products, and an over-the-counter product, Primatene MIST®. We are currently developing a portfolio of generic products, biosimilar products, and proprietary products, which are in various stages of development and targets a variety of indications. Our primary strategic focus is developing and commercializing products with high technical barriers to market entry. We are specifically focused on products that:

●	leverage our proprietary research and development capabilities;

●	require raw materials or APIs for which we believe we have a competitive advantage in sourcing, synthesizing or manufacturing; and/or

●	improve upon an existing drug’s formulation with respect to drug delivery, safety and/or efficacy.

For 2025, we had a slight decrease in net revenue, primarily due to the increased competition for glucagon, which was partially offset by double digit sales growth for BAQSIMI®. Additionally, we continued to maintain solid business results on an adjusted non-GAAP earnings basis which provides context for stockholders reviewing our executive compensation disclosures, including:

●	Net Income: Our net income in 2025 was $98.1 million, compared to a net income of $159.5 million in 2024. Our non-GAAP adjusted net income decreased to $156.6 million in 2025 from $200.8 million in 2024. For a reconciliation of the non-GAAP adjusted net income to GAAP net income for 2025 and 2024, see Annex A.
●	Net Revenue: Our net revenue in 2025 was $719.9 million, which represented a slight decrease of 1.7% from 2024.

Net revenue and net income were elements of our short-term incentive compensation plan for 2025. Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 26, 2026, for a more detailed discussion of our 2025 financial results.

Objectives and Philosophy of Our Executive Compensation Program

The objectives of our executive compensation program are to encourage high performance, promote accountability, align employee interests with the interests of the Company’s stockholders, and attract, develop, and retain talented leadership to serve the long-term best interest of the Company.

The following table identifies the components of our executive compensation program and the reasons for each:

Element	Reasons for Providing Element
Base Salary	Provides compensation for our named executive officers’ services based on their knowledge, skills, experience, duties, and responsibilities
Short-Term Incentive Compensation	Incentivizes and rewards the achievement of our annual financial and operational objectives and progress towards our long-term strategic goals
Long-Term Incentive Compensation	Aligns the interests of our named executive officers and stockholders and incentivizes and rewards long-term performance of the Company
Employee Benefits	Provide for our named executive officers’ health and well-being
Change-in-Control and Severance Benefits	Minimize any distractions to our named executive officers concerning termination of employment and/or a change in control and allow them to focus on their duties and responsibilities

At the 2025 annual meeting of our stockholders, we held a non-binding, stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 95% of the votes cast in favor of our say-on-pay resolution. As our compensation committee, with the assistance of Mr. Peters and Mr. Liawatidewi, evaluated our executive compensation program for 2025, it was mindful of the strong support our stockholders expressed for our executive compensation program. Accordingly, for 2025, our compensation committee decided to retain our general approach to executive compensation.

Compensation-Setting Process

Role of Board, Compensation Committee and Chief Executive Officer

The compensation committee discharges the responsibilities of the Board of Directors relating to compensation of the Company’s executives, including by designing (in consultation with management or the Board of Directors), recommending to the Board of Directors for approval, and evaluating the compensation plans, policies and programs of the Company.

The compensation committee is responsible for overseeing the design of compensation programs that achieve the compensation objectives and philosophy described above. In each year, the compensation committee (i) reviews our compensation philosophy and (ii) reviews and approves the compensation of our officers. The compensation committee also reviews and approves employment agreements and severance arrangements for our executive officers. The compensation committee also periodically reviews and oversees the administration of executive compensation and equity plans of the Company and makes recommendations to the Board of Directors as to administration and amendments to such plans. The compensation committee also establishes and periodically reviews policies concerning change of control payments and perquisites. The compensation committee alternatively may recommend for approval by the Board of Directors any component of executive compensation. For example, in 2025, our Board of Directors approved the grant of equity awards to our named executive officers, as discussed further below.

As part of the compensation committee’s annual review and approval of executive compensation, Mr. Peters and Mr. Liawatidewi make recommendations to the compensation committee regarding compensation for all executive officers based on individual and Company performance and prevailing market conditions. The compensation committee then independently reviews and evaluates the recommendations. Based on its review of Mr. Peters’ and Mr. Liawatidewi’s recommendations and the input and data provided by the compensation committee’s independent compensation consultant, the compensation committee approves each component of each executive officer’s compensation. No executive officer participates in portions of any meetings during which decisions are made regarding the executive officer’s own compensation.

Role of Compensation Consultant

The compensation committee has the authority to retain any compensation and benefits consultants that the Committee believes to be necessary or appropriate. For 2025, the compensation committee retained Willis Towers Watson (“WTW”) to provide it with information, recommendations, and other advice relating to the compensation of our executive officers. WTW reports directly to the compensation committee. The compensation committee annually reviews the independence of its compensation consultant based on consideration of the factors specified in the SEC rules and Nasdaq listing standards, and during 2025, the compensation committee determined that its engagement of WTW did not present any conflicts of interest.

Peer Group Compensation Data

In making compensation decisions for our executive officers, the compensation committee reviews and analyzes competitive market practices using data drawn from a group of peer companies. In late 2024, our compensation committee requested the assistance of WTW in assisting with the review of the appropriate peer group and related market data for evaluating our executive compensation program.

Based on recommendations by WTW, the primary determinant for adding or removing a company from the peer group is revenues. Companies are only considered for addition to the peer group when their revenues range from 1/3 to 3 times our revenues. For the compensation decisions made by the compensation committee in 2025, our compensation peer group was made up of publicly-traded companies in the biotechnology and/or pharmaceuticals industries with annual revenue between $0.4 and $2.3 billion, earnings before interest, taxes, depreciation, and amortization between -$331 million and $481 million, a one-year total stockholder return between -80% and 97%, a three-year total stockholder return between -70% and 24%, a five-year total stockholder return between -66% and 38%, and market capitalization between $451 million and $35.3 billion. To minimize disruption of the peer group, companies which are no longer in that range generally are replaced only when they have been outside that range for more than one year and there is a more appropriate replacement.

Based on these criteria, the peer group for the compensation decisions made by the compensation committee in 2025 was approved by the compensation committee in November 2024 and consisted of the following 16 companies:

Alnylam Pharmaceuticals, Inc.	Emergent BioSolutions Inc.	Prestige Consumer Healthcare, Inc.
ACADIA Pharmaceuticals, Inc.	Exelixis, Inc.	PTC Therapeutics, Inc.
Amicus Therapeutics, Inc.	Halozyme Therapeutics, Inc.	Sarepta Therapeutics, Inc.
ANI Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Supernus Pharmaceuticals, Inc.
Collegium Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.
Corcept Therapeutics Inc.	Pacira BioSciences, Inc.

The above peer group reflects the following changes to the peer group from the peer group approved by the compensation committee in 2024: (a) the removal of Amarin Corporation plc., Coherus BioSciences, Inc., Eagle Pharmaceuticals, Inc., and Intercept Pharmaceuticals, Inc., as these companies no longer fit within the revenue parameters used for determining our peer companies and (b) the addition of ACADIA Pharmaceuticals, Inc., and Amicus Therapeutics, Inc., as the compensation committee determined that these companies better fit within the revenue parameters used for determining our peer companies and were better benchmarks to our business.

In February 2025, Mr. Peters and Mr. Liawatidewi presented to the compensation committee a proposal with respect to the compensation of our executive officers for 2025.

Mr. Peters’ and Mr. Liawatidewi’s proposal considered the compensation provided to similarly situated executive officers of our peer group companies and/or market compensation data in WTW’s 2024 Pharmaceutical and Health Sciences Executive Compensation Survey as reviewed by WTW. Based on how the Company compared to the companies in its peer group with respect to (i) revenue, (ii) earnings before interest, taxes, depreciation, and amortization, (iii) operating income, (iv) net income, (v) total shareholder return for the previous one, three, and five years, (vi) market capitalization, (vii) number of employees; (viii) whether the company manufactures a majority of its products sold; and (ix) the number of units manufactured and sold by the company, the proposal considered the compensation provided to similarly situated executives in relation to the 75th percentile. In the cases of Dr. Zhang and Mr. Peters, such compensation was determined by averaging (i) the compensation provided to similarly situated executives of our peer group at the 75th percentile and (ii) the compensation provided to similarly situated executives of the companies in the WTW survey in relation to the 75th percentile. In the case of Dr. Luo, because the WTW survey’s sample size for similarly situated executive officers was too small, Mr. Peters’ and Mr. Liawatidewi’s proposal considered only the compensation by our peer group companies. In the cases of Messrs. Zhou and Liawatidewi, because many of our peer group members were not manufacturers and the job titles of the top five most highly compensated employees at many of our peer companies did not match to their titles, Mr. Peters and Mr. Liawatidewi proposal considered the market compensation data from the WTW survey combined with the data from the executive officers who were presented as the fourth and fifth most highly compensated executive officers for companies in the peer group.

In the discussion below, references to “relevant market data” refer to the relevant compensation provided to similarly situated executive officers of our peer group companies and/or market compensation data from the WTW survey, as described above.

Components of Our Executive Compensation Program

The following sections provide a description of each component of our 2025 executive compensation program, discuss the rationale for each such component, and explain how the compensation committee determined the amounts of compensation and awards.

Base Salary

Mr. Peters’ and Mr. Liawatidewi’s proposal recommended a modest increase to the base salary of each of Drs. Zhang and Luo, Messrs. Peters, Zhou, and Liawatidewi (retroactively effective to the beginning of 2025), which was an increase of approximately 4.0% from the named executive officer’s base salary for 2024, as indicated below. Our named executive officers’ recommended base salaries ranged from -5.0% to 22.0% of the relevant base salaries under the relevant market data, as indicated below.

Named Executive Officer	2025 Base Salary	Difference from 2024 Base Salary	Difference from Relevant Market Data (75th Percentile)
Dr. Zhang	$950,911	4.0%	(5.0%)
Mr. Peters	$649,846	4.0%	2.0%
Dr. Luo	$775,120	4.0%	22.0%
Mr. Zhou	$560,903	4.0%	2.0%
Mr. Liawatidewi	$499,909	4.0%	(4.0%)

In February 2025, the compensation committee reviewed Mr. Peters’ and Mr. Liawatidewi’s proposal, and upon consideration of the proposed terms of our executive officers’ 2025 compensation, the relevant market data, and management’s performance in 2024, the compensation committee approved the base salaries for our named executive officers as recommended in Mr. Peters’ and Mr. Liawatidewi’s proposal.

Short-Term Incentive Compensation

We maintain an annual incentive compensation program pursuant to which our named executive officers are eligible to earn cash bonuses based on achievement of performance criteria established by the compensation committee at the beginning of the year. Mr. Peters’ and Mr. Liawatidewi’s proposal to our compensation committee included a short-term incentive compensation program for 2025 consisting of the following three components: (i) a general annual bonus opportunity for 2025, (ii) performance-based bonus (“PBB”) opportunity, with the target PBB opportunities effective from March 2025 through February 2026, and (iii) a special discretionary bonus opportunity, each as discussed further below.

In February 2025, the compensation committee reviewed Mr. Peters’ and Mr. Liawatidewi’s proposal, and upon consideration of the proposed terms of our executive officers’ 2025 compensation, the relevant market data, and management’s performance in 2024, the compensation committee approved the short-term incentive compensation opportunities for our named executive officers as recommended in Mr. Peters’ and Mr. Liawatidewi’s proposal.

General Annual Bonuses

For each of our named executive officers, the 2025 general annual bonus opportunity was based on progress towards our strategic goals and individual goals for the named executive officer. The maximum amount of the 2025 general annual bonus that each named executive officer could receive and the actual amount of the general annual bonus paid to each named executive officer are listed in the table below. General annual bonuses are paid upon approval by the compensation committee, after taking into account Dr. Zhang’s evaluation (or in the case of Dr. Zhang’s general annual bonus, the compensation committee’s evaluation) of progress that we had made on strategic goals and that the individual has made on personal goals.

Named Executive Officer	Maximum General Annual Bonus	Actual General Annual Bonus
Dr. Zhang	$329,747	$329,747
Mr. Peters	$200,308	$200,308
Dr. Luo	$238,923	$238,923
Mr. Zhou	$140,475	$140,475
Mr. Liawatidewi	$125,200	$125,200

Performance-Based Bonuses

Mr. Peters and Mr. Liawatidewi proposed, and the compensation committee approved, PBB opportunities for each named executive officer based on the achievement of various goals with respect to five performance metrics related to the Company’s sales, stock price appreciation, filing ANDAs, New Drug Applications (“NDAs”) or biologics license applications (“BLAs”), approval of ANDAs or NDAs, and general corporate goals for the period from March 2025 through February 2026. These metrics were selected as the achievement of the goals would significantly contribute towards accomplishment of our financial and operational objectives for 2025 and our long-term strategic goals. Bonuses would be paid only if minimum thresholds were met, and bonuses would increase in size if performance hit target, stretch and super-stretch levels, as outlined in the tables below.

For each named executive officer’s minimum PBB, target PBB, stretch PBB, and super stretch PBB opportunities, the specific performance criteria and the amount payable upon the achievement of such criteria are listed on the following tables.

PBBs Performance Criteria
Performance Criteria	Minimum	Target	Stretch	Super Stretch
Sales Growth vs. 2024	1.0% - 4.9%	5.0% - 8.9%	9.0% - 12.9%	> 13.0%
Stock Price Appreciation 12/31/24 – 12/31/25	5%	10%	15%	20%
Filing of an ANDA, NDA, or BLA or BLA progress	1	2	3	> 3
Approval of ANDA, NDA or BLA	1	2	3	> 3
General Corporate Goals(1)	1	2	3	>3
(1)	The general corporate goals were (i) sales growth % above the median compared to WTW compensation peers, (ii) earnings growth % above the median compared to WTW compensation peers, (iii) complete Phase I - prepare and explore work streams relating to the implementation our new ERP system, (iv) complete Phase I – Realize work stream relating to the implementation our new ERP system, and (v) adjusted net income greater than $105.0 million.

PBB Opportunity for Achievement of Sales Growth vs. 2024
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$107,000	$52,000	$43,000	$22,000	$28,000
Target PBB	$133,000	$65,000	$54,000	$28,000	$35,000
Stretch PBB	$167,000	$81,000	$68,000	$35,000	$44,000
Super Stretch PBB	$200,000	$98,000	$82,000	$42,000	$53,000

PBB Opportunity for Stock Price Appreciation 12/31/24 – 12/31/25
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$107,000	$52,000	$43,000	$18,000	$28,000
Target PBB	$133,000	$65,000	$54,000	$22,000	$35,000
Stretch PBB	$167,000	$81,000	$68,000	$28,000	$44,000
Super Stretch PBB	$200,000	$98,000	$82,000	$34,000	$53,000

PBB Opportunity for Achievement of Filing of a qualifying ANDA, NDA, or BLA(2) or BLA Progress(3)
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$114,000	$21,000	$43,000	$31,000	$12,000
Target PBB	$143,000	$26,000	$54,000	$39,000	$15,000
Stretch PBB	$179,000	$33,000	$68,000	$49,000	$19,000
Super Stretch PBB	$214,000	$39,000	$82,000	$59,000	$23,000
(2)	A “qualifying ANDA, NDA or BLA” means any ANDA, NDA, or BLA (i) for which the U.S. sales is more than $20 million and is not on the U.S. market for the Company and (ii) is filed and accepted by the U.S. FDA.
(3)	Includes a positive pre-BLA meeting for an insulin product where the U.S. FDA agrees to a filing plan.

PBB Opportunity for Approval of ANDA, NDA or BLA(4)
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$122,000	$21,000	$43,000	$31,000	$12,000
Target PBB	$152,000	$26,000	$54,000	$39,000	$15,000
Stretch PBB	$191,000	$33,000	$68,000	$49,000	$19,000
Super Stretch PBB	$229,000	$39,000	$82,000	$59,000	$23,000
(4)	Includes ANDAs or NDAs that were not being marketed.

PBB Opportunity for Achievement of General Corporate Goals
	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Minimum PBB	$76,000	$21,000	$25,000	$22,000	$16,000
Target PBB	$95,000	$26,000	$31,000	$28,000	$20,000
Stretch PBB	$119,000	$33,000	$39,000	$35,000	$25,000
Super Stretch PBB	$143,000	$39,000	$47,000	$42,000	$30,000

In 2025, we achieved the following performance under the PBB opportunities:

Performance Criteria	Achievement	Level of Achievement
Sales Growth vs. 2024	(1.7%)	Not achieved
Stock Price Appreciation 12/31/24 – 12/31/25	(27.9%)	Not achieved
Filing of an ANDA, NDA or BLA or BLA Progress	One Filing	Minimum
Approval of ANDA or NDA	Two Approvals	Target
General Corporate Goals:	2	Target
(i) sales growth % above the median compared to WTW compensation peers,	Not achieved
(ii) earnings growth % above the median compared to WTW compensation peers,	Not achieved
(iii) complete Phase I - prepare and explore work streams relating to the implementation of our new ERP system	Achieved
(iv) complete Phase I – Realize work stream relating to the implementation of our new ERP system, and	Not achieved
(v) adjusted net income greater than $105.0 million	Achieved

As a result of the performance achievement set forth above, the following amounts of PBB became payable to our named executive officers:

PBBs achieved in 2025
Performance Criteria	Dr. Zhang	Mr. Peters	Dr. Luo	Mr. Zhou	Mr. Liawatidewi
Sales Growth vs. 2024	$—	$—	$—	$—	$—
Stock Price Appreciation 12/31/24 – 12/31/25	$—	$—	$—	$—	$—
Filing of a qualifying ANDA, NDA, or BLA or BLA Progress	$114,000	$21,000	$43,000	$31,000	$12,000
Approval of ANDA or NDA	$152,000	$26,000	$54,000	$39,000	$15,000
General Corporate Goals	$95,000	$26,000	$31,000	$28,000	$20,000
Total	$361,000	$73,000	$128,000	$98,000	$47,000

Special Discretionary Bonuses

The compensation committee also established a special discretionary bonus pool of $500,000 under the short-term incentive compensation program for our named executive officers other than Dr. Zhang. The special discretionary bonuses could be awarded to such named executive officers for significant achievements not anticipated at the time the target and stretch PBB opportunities and related performance criteria were established. Dr. Zhang was excluded because the compensation committee believed, that as the senior most executive of the Company with responsibility to lead the entire Company, Dr. Zhang should have an overall compensation package more heavily weighted toward compensation subject to pre-established performance criteria. For the other named executive officers, the compensation committee believed that the special bonuses were appropriate in order for the Company to recognize demonstrated leadership by such executive officers during the year beyond the parameters of any specific performance objective.

Based on Dr. Zhang’s recommendations, the compensation committee approved the following special discretionary bonuses to the following named executive officers for 2025: (i) $170,000 for Mr. Peters for his efforts on the implementation of the new ERP system as well as the cost controlling efforts across the company; (ii) $50,000 for Dr. Luo for the advancement on our product development and pipeline candidates; (iii) $140,000 for Mr. Zhou for his contributions towards improving production efficiencies and FDA inspections; and (iv) $140,000 for Mr. Liawatidewi, for his contribution towards the marketing efforts for BAQSIMI® and Primatene MIST® in 2025. The total amount of special discretionary bonuses paid to each named executive officer is as follows:

Named Executive Officer	Special Bonus Amount
Mr. Peters	$170,000
Dr. Luo	$50,000
Mr. Zhou	$140,000
Mr. Liawatidewi	$140,000
Total:	$500,000

Summary of Target Total Cash Compensation

For 2025, the total amount of short-term incentive compensation received by each named executive officer, each named executive officer’s total cash compensation and the target total cash compensation’s deviation from the relevant market data are as follows:

Named Executive Officer	Target Total Cash Compensation	Difference from Relevant Market Data (75th Percentile)
Dr. Zhang	$1,802,000	(15%)
Mr. Peters	1,042,000	6%
Dr. Luo	1,234,000	33%
Mr. Zhou	842,000	3%
Mr. Liawatidewi	740,000	(5%)

For each of the named executive officers, target total cash compensation included base salary and 70% of the target amount of the named executive officer’s PBB compensation to account for a potential to miss certain targets. Additionally, the target total cash compensation included other cash compensation of $60,000 for Dr. Zhang, $45,000 for each of Mr. Peters and Dr. Luo, and $30,000 for each of Messrs. Zhou and Liawatidewi.

Long-Term Incentive Compensation

Under their proposal, Mr. Peters and Mr. Liawatidewi recommended that our named executive officers be granted an equal mix of stock options, which incentivize our named executive officers to create additional stockholder value since the stock options deliver value to them only if our stock price increases after the options are granted, and restricted stock units (“RSUs”), which help us retain our named executive officers by providing them with the certainty of receiving some value from their equity awards since the RSUs will never be out of the money. For the equity awards granted to our named executive officers, each equity award would vest annually in equal installments over a 4-year period from the date of grant, and each option would have a

10-year term and an exercise price per share equal to 100% of the fair market value of the Company’s common stock as of the date of the grant.

The amounts recommended by Mr. Peters and Mr. Liawatidewi were based on approximately 110% to 120% of the value of the equity awards granted to the named executive officers for 2024. The 10% - 20% increase was recommended due to the Company’s strong operating performance the prior year and to bring the executives closer to the 75th percentile. The compensation committee considered the mix and the intended value of the equity awards recommended by Mr. Peters and Mr. Liawatidewi, and agreed with Mr. Peters’ and Mr. Liawatidewi’s proposal.

The compensation committee approved the following equity awards for our named executive officers for 2025:

HIDDEN_ROW
Named Executive Officer	Intended Value of Options(1)	Intended Value of Restricted Stock Units(1)	Total Intended Value of Equity Awards(1)	Difference from Relevant Market Data (75th percentile)
Dr. Zhang	$3,302,024	$3,301,981	$6,604,005	(20%)
Mr. Peters	$1,044,022	$1,043,982	$2,088,004	(14%)
Dr. Luo	$1,392,030	$1,391,976	$2,784,006	7%
Mr. Zhou	$701,513	$701,500	$1,403,013	(40%)
Mr. Liawatidewi	$592,026	$591,979	$1,184,005	(13%)
(1)Values shown are as set forth in the Summary Compensation Table further below

The intended value of the equity awards for each named executive officer (other than Dr. Luo) was below the 75th percentile of the relevant market data because Mr. Peters and Mr. Liawatidewi and the compensation committee believed that a 10% to 20% increase was sufficient to reward these executives for their current performance.

In February 2025, the compensation committee reviewed Mr. Peters’ and Mr. Liawatidewi’s proposal, and upon consideration of the proposed terms of our executive officers’ 2025 compensation, the relevant market data, and management’s performance in 2024, the compensation committee recommended to our Board of Directors that our named executive officers be granted the equity awards described in Mr. Peters’ and Mr. Liawatidewi’s proposal.

Accordingly, our Board of Directors approved the grant of the following equity awards in March 2025.

Named Executive Officer	Number of Shares Subject to Options	Number of Shares Subject to Restricted Stock Units
Dr. Zhang	246,821	116,226
Mr. Peters	78,039	36,747
Dr. Luo	104,052	48,996
Mr. Zhou	52,437	24,692
Mr. Liawatidewi	44,253	20,837

In determining the number of shares covered by the equity awards granted in 2025, the intended value of each equity award was translated into a number of shares by: (i) with respect to restricted stock units, dividing the dollar amount by the closing price of our common stock the date of grant; and (ii) with respect to stock options, dividing the dollar amount by the Black-Scholes value of the option.

Employee Benefits

Our named executive officers are only eligible to receive the same benefits as our other employees, which include medical, and dental insurance, a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code, and other plans and programs, including the 2014 Employee Stock Purchase Plan, made available to other eligible employees. We provide a matching contribution under the Section 401(k) plan that is applicable to all eligible participants, including our named executive officers.

In December 2019, we established a non-qualified deferred compensation plan. The deferred compensation plan allows certain eligible participants, including each of our named executive officers, to defer a portion of their cash compensation and provides a matching contribution at the discretion of the Company. The plan obligations are payable upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the plan. Participants can allocate their deferred compensation amongst various investment options with earnings accruing to the participant. The Company has established a Rabbi Trust to fund the plan obligation and to hold the plan assets. Eligible participants began contributing to the plan in January 2020. Our compensation committee believes that the deferred compensation plan is appropriate as part of the overall compensation package for senior members of management.

In February 2025, Mr. Peters and Mr. Liawatidewi recommended, and the compensation committee approved the reimbursement of automobile related expenses, life and disability insurance, tax preparation expenses, health insurance, dental insurance, and medical expenses of up to the following amounts: (i) $60,000 for Dr. Zhang; (ii) $45,000 for Mr. Peters; (iii) $45,000 for Dr. Luo; (iv) $30,000 for Mr. Zhou, and (v) $30,000 for Mr. Liawatidewi. The compensation committee believed that these benefits were appropriate and were included as part of an executive’s total cash compensation.

Change-of-Control and Severance Benefits

We have entered into an employment agreement with each of Dr. Zhang, Dr. Luo, and Messrs. Peters, Zhou and Liawatidewi that provides for severance benefits upon certain terminations of the executive officer’s employment. We believe that these severance benefits provide retention value by encouraging these named executive officers to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment (including in connection with a change in control), allowing the named executive officers to focus on their duties and responsibilities. A summary of the material terms and conditions of these employment agreements is provided below in the section of this proxy statement titled “Potential Payments upon Termination or Change of Control.”

Insider Trading Policy and Procedures; Hedging Policy

We have adopted insider trading policies and procedures that govern the purchase, sale and other dispositions of our securities by ourselves, directors, officers or employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations and any applicable listing standards (the “Insider Trading Policy”), which, among other things, prohibits our officers, directors and employees from short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. Our Insider Trading Policy also prohibits our executive officers and directors from entering into transactions to pledge, hypothecate or otherwise encumber more than 60% of shares of our common stock held by such individual or more than 15% of our total outstanding shares, whichever is lower, as collateral for indebtedness.

Other Compensation Policies

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our code of business conduct and ethics is available on our website at http://ir.amphastar.com/corporate-governance/highlights. We intend to disclose any amendments of our code of business conduct and ethics, or waivers of its requirements for directors or executive officers, on our website.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines that set requirements relating to the ownership of the Company’s common stock by executive officers and non-employee directors. The stock ownership requirements provide that the Company’s Chief Executive Officer will be required to hold shares valued at three times his or her annual base salary, other executive officers will be required to hold shares valued at one time their annual base salary, and non-employee directors are expected to hold shares valued at three times their annual base cash retainer for board service. The applicable levels of ownership are required to be achieved by current executive officers, and expected to be achieved by non-employee directors, within five years of the date of the adoption of the Stock Ownership Guidelines. All named executive officers and all non-employee directors who have served more than three years currently meet these guidelines.

Clawback Policy

We have adopted a Clawback Policy that allows the Company to recover erroneously awarded cash-based or equity incentive compensation from an executive officer in the case a restatement of the Company’s financial statements that was determined by the Compensation Committee of the Board of Directors to be caused by gross negligence, intentional misconduct or fraud of such executive officer.

Minimum Vesting

The 2015 Plan provides that at least 95% of the shares awarded under the Plan will be subject to a minimum vesting requirement of at least one year.

No Timing of Equity Awards in Relation to Disclosure of Material Nonpublic Information

Our Compensation Committee typically grants stock options during regularly scheduled compensation committee meetings during an open trading window, but may, from time to time, also grant stock options by unanimous written consent. We have not granted, nor do we intend to grant, stock options in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and, we have not taken, nor do we intend to take, material nonpublic information into account when determining the timing or terms of stock options. Similarly, we have not timed, nor do we intend to time, the release of material, nonpublic information for the purpose of affecting the value of executive compensation or for any other purpose.

Accounting Treatment of Compensation

We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Risk Considerations

The compensation committee (i) reviews the risks associated with our compensation programs to determine whether they encourage excessive risk-taking, (ii) discusses, at least annually, the relationship between risk management policies and practices and compensation, and (iii) evaluates compensation policies and practices that could mitigate any such risk. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the Board of Directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the Board of Directors:

Richard Prins (Chairman)

Floyd F. Petersen

Michael A. Zasloff

Fiscal 2025 Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers for the fiscal years 2025, 2024, and 2023.

Name and Principal Position	Year	Salary($)		Bonus($)	Non-Equity Incentive Plan Compensation($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total($)
Jack Yongfeng Zhang	2025	950,911		329,747	361,000	3,301,981	3,302,024	63,687	(2)	8,309,350
Chief Executive Officer,	2024	915,308		317,078	444,000	3,001,991	3,002,025	54,357	(3)	7,734,759
President, Chief Scientific Officer	2023	898,000		310,847	736,000	2,858,985	2,859,027	59,909	(4)	7,722,768
and Director
William J. Peters	2025	649,846		370,308	73,000	1,043,982	1,044,022	57,524	(5)	3,238,682
Chief Financial Officer,	2024	625,527		292,616	121,000	907,459	907,546	56,713	(6)	2,910,861
Executive Vice President of Finance, Treasurer, President of International Medication Systems, Limited, and Director	2023	612,579		283,232	261,000	840,485	840,529	55,475	(7)	2,893,300
Mary Ziping Luo	2025	775,120		288,923	128,000	1,391,976	1,392,030	55,029	(8)	4,031,078
Chief Operating Officer, Chief	2024	746,038		314,723	163,000	1,265,495	1,265,512	43,930	(9)	3,798,698
Scientist and Chairman	2023	732,002		309,632	280,000	1,204,994	1,205,010	43,009	(10)	3,774,647
Rong Zhou	2025	717,587	(11)	280,475	98,000	701,500	701,513	43,559	(12)	2,542,634
Senior Executive Vice President	2024	564,476	(13)	235,076	116,000	584,480	584,525	43,361	(14)	2,127,918
of Production and President of Amphastar Nanjing Pharmaceuticals, Co., Ltd	2023	542,334	(15)	209,876	167,000	531,482	531,533	43,087	(16)	2,025,312
Jacob Liawatidewi	2025	499,909		265,200	47,000	591,979	592,026	41,742	(17)	2,037,856
Executive Vice President of	2024	480,789		220,375	75,000	501,997	502,025	41,576	(18)	1,821,762
Sales and Marketing, Executive Vice President of Corporate Administration Center and President of Amphastar France Pharmaceuticals, S.A.S.	2023	495,545	(19)	195,851	148,000	447,978	448,023	40,702	(20)	1,776,099
(1)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 26, 2026.
(2)	The amount includes a $10,500 Company contribution made under our 401(k) plan; $48,243 vehicle allowance; and a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees.
(3)	The amount includes a $10,350 Company contribution made under our 401(k) plan; $35,703 vehicle allowance; a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees; and $3,360 for additional medical expenses.
(4)	The amount includes a $9,900 Company contribution made under our 401(k) plan; a $35,243 vehicle allowance; a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees; and $9,822 for additional medical expenses.
(5)	The amount includes a $10,500 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $12,645; $8,830 life and disability insurance premium payments; $3,358 for additional medical expenses; $19,869 for vehicle allowance; and a $2,322 group life insurance benefit in excess of the standard threshold to all other employees.
(6)	The amount includes a $10,350 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $11,718; $7,415 life and disability insurance premium payments; $2,651 for additional medical expenses; $22,257 for vehicle allowance; and a $2,322 group life insurance benefit in excess of the standard threshold to all other employees.
(7)	The amount includes a $9,900 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $10,967; $12,916 life and disability insurance premium payments; $4,180 for estate planning services; $15,190 for vehicle allowance; and a $2,322 group life insurance benefit in excess of the standard threshold to all other employees.
(8)	The amount includes a $10,500 Company contribution made under our 401(k) plan; a $36,086 vehicle allowance; $3,499 for additional medical expenses; and a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees.
(9)	The amount includes a $10,350 Company contribution made under our 401(k) plan; a $28,636 vehicle allowance; and a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees.
(10)	The amount includes a $9,900 Company contribution made under our 401(k) plan; a $28,165 vehicle allowance; and a $4,944 group life insurance benefit in excess of the standard threshold granted to all other employees.
(11)	The amount includes $156,684 in accrued paid vacation, which was elected to be taken in the form of cash.

(12)	The amount includes a $9,440 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $6,880; additional medical expenses of $3,772; $19,116 for vehicle allowance; $160 for tax preparation fees; and a $4,191 group life insurance benefit in excess of the standard threshold to all other employees.
(13)	The amount includes $24,976 in accrued paid vacation, which was elected to be taken in the form of cash.
(14)	The amount includes a $9,180 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $7,007; additional medical expenses of $6,356; $16,627 for vehicle allowance; and a $4,191 group life insurance benefit in excess of the standard threshold to all other employees.
(15)	The amount includes $24,976 in accrued paid vacation, which was elected to be taken in the form of cash.
(16)	The amount includes a $9,049 Company contribution made under our 401(k) plan; employee health and dental insurance premiums of $6,615; additional medical expenses of $5,679; $17,368 for vehicle allowance; $185 for tax preparation fees; and a $4,191 group life insurance benefit in excess of the standard threshold to all other employees.
(17)	The amount includes a $10,500 Company contribution made under our 401(k) plan; $2,950 for additional life insurance; $600 for tax preparation fees; $25,681 for vehicle allowance; additional medical expenses of $769; and a $1,242 group life insurance benefit in excess of the standard threshold to all of our employees.
(18)	The amount includes a $10,350 Company contribution made under our 401(k) plan; $3,589 for additional life insurance; $950 for tax preparation fees; $25,445 for vehicle allowance; and a $1,242 group life insurance benefit in excess of the standard threshold to all of our employees.
(19)	The amount includes $33,390 in accrued paid vacation, which was elected to be taken in the form of cash.
(20)	The amount includes a $9,900 Company contribution made under our 401(k) plan; $3,590 for additional life insurance; additional medical expenses of $1,050; $450 for tax preparation fees; $24,902 for vehicle allowance; and a $810 group life insurance benefit in excess of the standard threshold to all of our employees.

Outstanding Equity Awards at 2025 Year-End

The following table sets forth summary information regarding the outstanding equity awards for each of the named executive officers as of December 31, 2025:

		Option Awards(1)					Stock Awards
									Market
							Number of		Value of
		Number of		Number of			Shares or		Shares or
		Securities		Securities			Units of		Units of
		Underlying		Underlying			Stock		Stock That
		Unexercised		Unexercised	Option	Option	That		Have Not
	Grant	Options (#)		Options (#)	Exercise	Expiration	Have Not		Vested
Name	Date	Exercisable		Unexercisable	Price ($) (2)	Date	Vested (#)		($) (3)
Jack Y. Zhang	3/15/18	273,692	(4)	—	21.77	3/15/26	—		—
	3/15/19	262,182	(4)	—	22.25	3/15/27	—		—
	3/16/20	205,003	(4)	—	13.03	3/16/28	—		—
	3/17/21	298,688	(4)	—	17.99	3/17/31	—		—
	3/15/22	133,096	(5)	44,365	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	19,228	(6)	514,926
	3/6/23	85,744	(5)	85,744	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	40,691	(7)	1,089,705
	3/4/24	33,869	(5)	101,604	46.68	3/4/34	—		—
	3/4/24	—		—	—	—	48,232	(8)	1,291,653
	3/10/25	—	(5)	246,821	28.41	3/10/35	—		—
	3/10/25	—		—	—	—	116,226	(9)	3,112,532
William J. Peters	3/15/18	5,053	(4)	—	19.79	3/15/28	—		—
	3/15/19	4,943	(4)	—	20.23	3/15/29	—		—
	3/16/20	23,674	(4)	—	13.03	3/16/30	—		—
	3/17/21	78,833	(4)	—	17.99	3/17/31	—		—
	5/19/21	7,209	(4)	—	19.82	5/19/31	—		—
	3/15/22	38,058	(5)	12,685	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	5,497	(6)	147,210
	3/6/23	25,208	(5)	25,208	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	11,962	(7)	320,342
	3/4/24	10,239	(5)	30,716	46.68	3/4/34	—		—
	3/4/24	—		—	—	—	14,580	(8)	390,452
	3/10/25	—	(5)	78,039	28.41	3/10/35	—		—
	3/10/25	—		—	—	—	36,747	(9)	984,085
Mary Z. Luo	3/15/18	116,392	(4)	—	21.77	3/15/26	—		—
	3/15/19	110,671	(4)	—	22.25	3/15/27	—		—
	3/16/20	181,134	(4)	—	13.03	3/16/28	—		—
	3/17/21	133,585	(4)	—	17.99	3/17/31	—		—
	3/15/22	56,088	(5)	18,696	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	8,103	(6)	216,998
	3/6/23	36,139	(5)	36,139	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	17,150	(7)	459,277
	3/4/24	14,278	(5)	42,831	46.68	3/4/34	—		—
	3/4/24	—		—	—	—	20,332	(8)	544,491
	3/10/25	—	(5)	104,052	28.41	3/10/35	—		—
	3/10/25	—		—	—	—	48,996	(9)	1,312,113
Rong Zhou	3/16/17	29,424	(4)	—	13.35	3/16/27	—		—
	3/15/18	20,827	(4)	—	19.79	3/15/28	—		—
	3/15/19	22,541	(4)	—	20.23	3/15/29	—		—
	3/16/20	61,822	(4)	—	13.03	3/16/30	—		—
	3/17/21	51,621	(4)	—	17.99	3/17/31	—		—
	3/15/22	23,637	(5)	7,879	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	3,414	(6)	91,427
	3/6/23	15,941	(5)	15,941	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	7,564	(7)	202,564
	3/4/24	6,595	(5)	19,783	46.68	3/4/34	—		—
	3/4/24	—		—	—	—	9,390	(8)	251,464
	3/10/25	—	(5)	52,437	28.41	3/10/35	—		—
	3/10/25	—		—	—	—	24,692	(9)	661,252
Jacob Liawatidewi	3/16/20	10,962	(4)	—	13.03	3/16/30	—		—
	6/4/20	7,091	(4)	—	19.19	6/4/30	—		—
	3/17/21	45,420	(4)	—	17.99	3/17/31	—		—
	3/15/22	19,926	(5)	6,641	34.74	3/15/32	—		—
	3/15/22	—		—	—	—	2,878	(6)	77,073
	3/6/23	13,437	(5)	13,436	35.13	3/6/33	—		—
	3/6/23	—		—	—	—	6,376	(7)	170,749
	3/4/24	5,664	(5)	16,991	46,68	3/4/34	—		—
	3/4/24	—		—	—	—	8,065	(8)	215,981
	3/10/25	—	(5)	44,253	28.41	3/10/35	—		—
	3/10/25	—		—	—	—	20,837	(9)	558,015
(1)	Information for this table is depicted on an award-by-award basis unless the exercise price and expiration date are identical.

(2)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our Board of Directors.
(3)	This column represents the market value of the shares of our common stock underlying the RSUs as of December 31, 2025, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $26.78 per share on December 31, 2025.
(4)	Shares subject to the option are fully vested and immediately exercisable.
(5)	Shares subject to the option vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued service.
(6)	The RSUs set forth above, which represent the remaining portion of the applicable RSU award, vest on March 15, 2026, subject to continued service.
(7)	The RSUs set forth above, which represents the remaining portion of the applicable RSU award, vest in two equal annual installments beginning on March 6, 2026, subject to continued service.
(8)	The RSUs set forth above, which represents the remaining portion of the applicable RSU award, vest in three equal annual installments beginning on March 4, 2026, subject to continued service.
(9)	The RSUs set forth above, which represents the remaining portion of the applicable RSU award, vest in four equal annual installments beginning on March 10, 2026, subject to continued service.

2025 Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards for each of the named executive officers for the fiscal year ended December 31, 2025:

		Estimated Future Payouts under Non-Equity Incentive Plan(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Securities Underlying Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards($)(3)
Jack Y. Zhang		526,000	656,000	986,000
	3/10/2025				116,226	—	—	3,301,981
	3/10/2025				—	246,821	28.41	3,302,024
William J. Peters		167,000	208,000	313,000
	3/10/2025				36,747	—	—	1,043,982
	3/10/2025				—	78,039	28.41	1,044,022
Mary Z. Luo		197,000	247,000	375,000
	3/10/2025				48,996	—	—	1,391,976
	3/10/2025				—	104,052	28.41	1,392,030
Rong Zhou		124,000	156,000	236,000
	3/10/2025				24,692	—	—	701,500
	3/10/2025				—	52,437	28.41	701,513
Jacob Liawatidewi		96,000	120,000	182,000
	3/10/2025				20,837	—	—	591,979
	3/10/2025				—	44,253	28.41	592,026
(1)	The amounts in the threshold, target and maximum columns reflect the minimum, target, and super stretch PBB amounts payable, respectively, which is described above in the “Compensation Discussion and Analysis” under the heading “Performance-Based Bonus.” The actual amounts paid to each named executive officer can be found in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	For each of the named executive officers the exercise price represents the per share fair market value of our common stock on the grant date as determined by our Board of Directors.
(3)	This amount reflects the aggregate grant fair value computed in accordance with ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 26, 2026.

2025 Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers for the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Jack Y. Zhang	490,477	$6,035,010	87,455	$2,413,516
William J. Peters	7,490	106,882	25,493	701,459
Mary Z. Luo	211,213	2,528,220	37,679	1,039,913
Rong Zhou	9,787	145,493	15,824	436,813
Jacob Liawatidewi	—	—	13,592	375,217
(1)	The value realized on exercise is the difference between the market price of the shares of our common stock underlying the option when exercised and the applicable exercise price.
(2)	The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date (or, in the event the vesting date occurs on a holiday or weekend, the closing price of our common stock on the immediately preceding trading day).

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	7,891,823	$25.75	7,182,700
Equity compensation plans not approved by stockholders	—	—	—
Total	7,891,823	$25.75	7,182,700
(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(2)	Includes the following plans: The Amended and Restated 2015 Equity Incentive Award Plan, and 2014 Employee Stock Purchase Plan.

2025 Nonqualified Deferred Compensation Plan

In order to enhance our ability to attract and retain qualified employees, in December 2019 our Board approved our Deferred Compensation Plan, which is intended to comply with the requirements of Section 409A of the Internal Revenue Code. The Deferred Compensation Plan is intended to be an unfunded plan which is maintained primarily to permit deferral of eligible compensation by a select group of management or highly compensated employees or independent contractors who have been notified during an applicable enrollment of their status as eligible participants, including our named executive officers. Under the Deferred Compensation Plan, participants will have the opportunity to make elections to defer up to a specified amount or percentage of their eligible cash compensation, as established by the administrator, and we have the option, but not the obligation, to make discretionary or matching cash contributions.

Unless otherwise specified by the administrator of the Deferred Compensation Plan and subject to applicable tax laws, the Deferred Compensation Plan provides eligible participants the opportunity to defer up to 75% of their base salary and up to 100% of certain of their bonuses, commissions, and other cash or equity-based compensation approved by the administrator of the Deferred Compensation Plan. Participants will be 100% vested at all times in their cash deferrals, and participants’ deferrals of vesting awards will become vested according to the provisions of the underlying award. Each participant may allocate his or her deferrals to accounts under the Deferred Compensation Plan that provide for payment of deferred amounts upon specified events, such as the participant’s retirement, other separation from service, and/or other predetermined times. Participants may elect to receive payment of their account balances in a single lump-sum distribution or in annual installments (as elected by the participant in accordance with the Deferred Compensation Plan), except in certain limited circumstances and provided that payments upon a participant’s death will be provided in a single lump sum.

In addition, the Company may, in its sole discretion, provide matching, profit sharing, and/or other contributions to the Deferred Compensation Plan, including make-up matching contributions with respect to deferrals that reduce 401(k) plan compensation below the compensation limit in Section 401(a)(17) of the Internal Revenue Code and supplemental matching contributions with respect to compensation deferred above such compensation limit. These contributions, if any, may be subject to a vesting schedule as provided by the administrator of the Deferred Compensation Plan. Make-up and supplemental matching contributions vest at the same rate as matching contributions under the Company’s 401(k) plan. Deferrals of equity-based compensation will vest as provided under the terms of the applicable award. All of a participant’s Company contributions become 100% vested, if while employed by the Company, the participant dies, becomes disabled, or attains the age of 65 or the Company experiences a change in control. Company contributions will be credited to the applicable participant’s account under the Deferred Compensation Plan that becomes payable upon the participant’s retirement.

Participants can allocate their account balances amongst various investment choices established by the administrator under the Deferred Compensation Plan, with earnings accruing to the participant’s account. The value of the accounts may increase or decrease depending upon the performance of the selected investments. The administrator of the Deferred Compensation Plan may add or remove investment choices from time to time, provided that such changes will not be effective for any period before the effective date of such change. Participant investment allocations become effective on the same business day or, if an investment allocation is received after a specified period of time designated by the administrator of the Deferred Compensation Plan, the next business day. Participants may change investment allocations, which will become effective on the same business day or, if an investment allocation is received after a specified period of time designated by the administrator of the Deferred Compensation Plan, the next business day. If a participant does not make an investment allocation with respect to an account under the Deferred Compensation Plan, then the account balances will be invested in an investment choice selected by the administrator of the Deferred Compensation

Plan for which its primary objective is preservation of capital. Valuations of accounts are performed in accordance with such procedures as are established by the administrator of the Deferred Compensation Plan.

Upon a participant’s death or separation from service with the Company, the balances under any of the participant’s accounts that are payable in connection with retirement or separation from service will be paid in a single lump sum in the calendar year following the calendar year in which the separation from service occurs (or if the participant has attained 55 years of age and 10 years of service at the time of such separation, in any later calendar year that had been elected by the participant). If the separation from service occurs before the participant attains 55 years of age and 10 years of service, balances under any of the participant’s accounts payable on specified dates also will be paid in a single lump sum in the calendar year following the calendar year in which the separation from service occurs, notwithstanding the specified dates applicable to such accounts. The Deferred Compensation Plan provides its plan administrator with the authority to accelerate or delay the payment timing of account balances, provided such changes are permitted under applicable tax rules and requirements.

Compensation deferred under the Deferred Compensation Plan represents an unsecured obligation of the Company. Amounts deferred under the Deferred Compensation Plan are held in a separate rabbi trust established to pay Deferred Compensation Plan benefits.

The following table summarizes activity under the Deferred Compensation Plan in 2025:

Name	Executive Contribution in last FY ($)(1)	Registrant Contributions in last FY ($)	Aggregate Earnings (loss) in last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)(2)
Jack Y. Zhang	—	—	—	—	—
William J. Peters	193,146	—	113,650	—	1,024,338
Mary Z. Luo	—	—	—	—	—
Rong Zhou	555,489	—	271,361	47,023	2,835,418
Jacob Liawatidewi	30,330	—	21,700	—	200,056
(1)	These amounts represent each named executive officer’s deferrals of salary and/or bonus amounts earned for 2025 and were also reported in the columns entitled “Salary” and/or “Bonus” in the Summary Compensation Table.
(2)	These amounts include each named executive officer’s deferrals of salary and/or bonus amounts earned in aggregate for 2023, 2024 and 2025, are reported in the columns entitled “Salary” and/or “Bonus” in the Summary Compensation Table for 2023, 2024 and 2025: $1,024,338 for Mr. Peters, $2,835,418 for Mr. Zhou, and $200,056 for Mr. Liawatidewi.

Potential Payments upon Termination or Change of Control

We have entered into an employment agreement with each of Jack Y. Zhang, Mary Z. Luo, William J. Peters, Rong Zhou, and Jacob Liawatidewi that govern the terms of each such named executive officer’s employment. Each employment agreement has a term of one year and is automatically extended for successive one-year periods, unless one of the parties provides the other 90 days’ prior notice before the expiration of the annual renewal term that the term will not be extended. Each employment agreement is terminable (i) by the applicable named executive officer at any time, provided the named executive officer gives at least four weeks’ prior notice of resignation; (ii) by us at any time; or (iii) due to the disability or death of the named executive officer.

Pursuant to each employment agreement, unless the applicable named executive officer resigns without “good reason” (as defined in the employment agreement) or the named executive officer’s employment is terminated for “cause” (as defined in the employment agreement), the named executive officer is entitled to any applicable prorated bonus, based on actual performance for the year of termination, as determined by the Board of Directors in its discretion when making bonus determinations for other senior executives and payable at such time as annual bonuses are otherwise determined for such other senior executives.

If we do not renew an employment agreement at the end of any renewal term, the applicable named executive officer’s employment is terminated by us without “cause” (as defined in the employment agreement), or the named executive officer resigns with “good reason” (as defined in the employment agreement), then such named executive officer, conditioned upon execution of a release in form and substance satisfactory to us, is entitled to:

• an amount equal to three, or two in the case of Messrs. Peters, Zhou and Liawatidewi, times the sum of (i) the highest annual base salary in effect during the 12 months immediately prior to the date of termination, plus (ii) the average annual bonus earned by the named executive officer for the most recent three, or two in the case of Messrs. Peters, Zhou and Liawatidewi, fiscal years ending prior to the date of termination or for Dr. Zhang, Mr. Peters and Dr. Luo, the base salary for the remainder of the agreement, whichever is greater, such amount to be paid in cash or immediately-available funds in a lump sum following the date of termination;

•

continued payment of his or her health insurance premiums as may be necessary to allow the named executive officer and his or her spouse and dependents to continue to receive health (and, for Messrs. Zhou and Liawatidewi, dental and vision) insurance coverage substantially similar to the coverage they received prior to the date of termination of the named executive officer’s employment, for a period of 12 months or the remainder of the term of the agreement, which is greater commencing on the date of termination; and

•

vesting of any restricted stock, stock option or other equity compensation awards granted by us, except, for Dr. Zhang, Mr. Peters, and Dr. Luo, to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

Under each employment agreement, if, on or within one year after a “change of control” (as defined in the employment agreement), the applicable named executive officer’s employment is terminated by us without “cause” (as defined in the employment agreements), or the named executive officer resigns with “good reason” (as defined in the employment agreements), then such named executive officer, conditioned upon execution of a release in form and substance satisfactory to us, is also entitled to receive the following severance benefits, in addition to the severance benefits described above:

•

payment in an amount equal to three, or two in the case of Messrs. Peters, Zhou and Liawatidewi, times the sum of (i) the highest annual base salary in effect during the 12 months immediately prior to the date of termination, plus (ii) the average annual bonus earned by the named executive officer for the most recent three, or two in the case of Messrs. Peters, Zhou and Liawatidewi, fiscal years ending prior to the date of termination, such amount to be paid in cash or immediately-available funds in a lump sum sixty days following the date of termination;

•	extension of the period that we will provide the health (and, for Messrs. Zhou and Liawatidewi, dental and vision) insurance premium payments described above by 12 months; and
•

Effective on the date of the change of control, full vesting of all restricted stock, stock options or other equity compensation awards granted by us that were unvested immediately prior to the change in control, except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

In addition, each of these employment agreements provides that in the event any payments and benefits (including the severance benefits under the employment agreement) provided to the applicable named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either the full amount of such payments and benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater after-tax amount of payments and benefits to the named executive officer.

As defined in the employment agreements, “cause” generally means (i) the continued willful failure by the applicable named executive officer to substantially perform his or her duties with the Company, (ii) the willful engaging by named executive officer in misconduct materially and demonstrably injurious to the Company or (iii) the named executive officer’s material breach of the employment agreement; provided, that with respect to any breach that is curable by the named executive officer, as determined by our Board of Directors in good faith, the Company has provided the named executive officer written notice of the material breach and the named executive officer has not cured such breach, as determined by our Board of Directors in good faith, within 15 days following the date the Company provides such notice.

As defined in the employment agreements, “good reason” generally means: (i) a material reduction (without the applicable named executive officer’s express written consent) in the named executive officer’s duties or responsibilities; (ii) the requirement that the named executive officer relocate to an employment location that is more than 50 miles from his or her employment location on the effective date of the employment agreement; or (iii) the Company’s material breach (without the named executive officer’s express written consent) of the employment agreement; provided, that the named executive officer has provided the Company written notice of the material breach and the Company has not cured such breach within 15 days following the date the named executive officer provides such notice.

The following table provides an estimate of the severance benefits that would be provided to Dr. Zhang, Dr. Luo, and Messrs. Peters, Zhou and Liawatidewi in the circumstances described above pursuant to their employment agreements, assuming the triggering event took place on December 31, 2025 (the last business day of 2025) and based on the $26.78 closing price for a share of our common stock on the Nasdaq Stock Market on that date (but assuming for this purpose that the employment agreements with Messrs. Zhou and Liawatidewi, which were not entered into until March 2026, were in effect as of that date). Due to the number of factors that affect the nature and amount of the severance benefits, the amount of the severance benefits actually provided (if any) may be different. For example, a triggering event may occur on a different date, the price per share of our common stock on the date of the triggering event may not be $26.78, or the assumptions relied upon in the estimate of potential severance benefits below may not reflect the actual circumstances of the triggering event. As a result, there is no guarantee that a qualifying termination would produce the same or similar results as those estimated below.

Name	Severance Benefit	Termination Apart from a Change of Control ($)	Termination in Connection with a Change of Control ($)
Jack Y. Zhang	Cash Severance(1)	5,356,472	10,712,944
	Equity Acceleration(2)	6,008,816	6,008,816
	Health Coverage(3)	3,647	7,293
	Total	11,368,935	16,729,053
William J. Peters	Cash Severance(1)	2,158,924	4,317,848
	Equity Acceleration(2)	1,842,089	1,842,089
	Health Coverage(3)	12,686	25,371
	Total	4,013,699	6,185,308
Mary Z. Luo	Cash Severance(1)	3,813,778	7,627,556
	Equity Acceleration(2)	2,532,879	2,532,879
	Health Coverage(3)	8,161	16,323
	Total	6,354,818	10,176,758
Rong Zhou(4)	Cash Severance(1)	1,853,351	3,706,702
	Equity Acceleration(2)	1,206,707	1,206,707
	Health Coverage(3)	6,920	13,840
	Total	3,066,978	4,927,249
Jacob Liawatidewi(4)	Cash Severance(1)	1,609,175	3,218,350
	Equity Acceleration(2)	1,021,818	1,021,818
	Health Coverage(3)	7,787	15,574
	Total	2,638,780	4,255,742
(1)

This amount represents (i) the prorated bonus based on actual performance for the year of termination and (ii) the lump sum cash severance payment(s) calculated based on the named executive officer’s base salary and average annual bonus, in each case as described above.

(2)

This amount represents the value of the named executive officer’s vesting acceleration benefit described above, which is calculated for each equity award by multiplying (i) the number of shares covered by the equity award that accelerate multiplied by (ii) the excess, if any, of the closing sales price per share of our common stock on December 31, 2026 ($26.78) over the equity award’s exercise price, if any.

(3)	This amount represents the continued payment of health (and, where applicable, dental and vision) insurance premiums described above.
(4)

Reflects amounts that would have been paid or provided upon the relevant event if the employment agreements with Messrs. Zhou and Liawatidewi, which were entered into on March 3, 2026, had been in effect on the relevant date. Messrs. Zhou and Liawatidewi did not have an employment agreement in effect with the Company during 2025 that would have entitled such executives to severance benefits upon the terminations described under this “Potential Payments upon Termination or Change in Control.”

CEO Pay Ratio

We calculated our President and CEO pay ratio described below in compliance with the requirements set forth in Item 402(u) of Regulation S-K.

We identified the median employee using our employee population, excluding the CEO, as of December 31, 2025, which included 1,976 global full-time and part-time employees employed on that date, and used our consistently applied compensation measure of base salary or wages paid for the year through December 31, 2025. Nearly all of our employees receive an annual base salary (paid on an hourly, weekly, biweekly or monthly basis), which reasonably reflects the annual compensation of our employees. For employees outside the United States, we converted the annual base salary into United States dollars using the applicable exchange rates on December 31, 2025.

Once we identified our median employee, we then calculated the median employee’s annual total compensation in the same manner as the named executive officers found in the Summary Compensation

Table on page 41. Our median employee’s annual total compensation was $61,658. Our President and Chief Executive Officer’s annual total compensation disclosed in the Total column of the Summary Compensation Table was $8,309,350. Accordingly, our estimated President and Chief Executive Officer to median employee pay ratio for 2024 was 135:1. Approximately 28% of the employees who earned below the median were employed in China, where wages are systematically lower than in the U.S.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment
	Summary	Compensation	Average Summary	Average	Based On:
	Compensation	Actually	Compensation	Compensation	Total	Peer Group Total
	Table Total	Paid to	Table for	Actually Paid to	Shareholder	Shareholder	Net Income	Sales Growth
Year	for PEO (1)	PEO (1)(3)	Non-PEO NEOs (2)	Non-PEO NEOs (2)(3)	Return (4)	Return (5)	(in '000) (6)	vs. 2024 (7)
2025	$8,309,350	$2,413,870	$2,962,563	$1,387,069	$133.17	$124.75	$98,094	(1.7)%
2024	7,734,759	(7,626,181)	2,664,810	(1,732,515)	184.63	93.49	159,519	13.6%
2023	7,722,768	28,909,273	2,617,340	8,787,219	307.56	94.03	137,545	29.1%
2022	7,477,951	12,892,333	2,451,868	3,860,080	139.33	89.90	91,386	14.0%
2021	6,509,420	8,829,336	2,233,883	2,890,154	115.81	100.02	62,116	25.1%

(1)	Jack Y. Zhang served as our principal executive officer (PEO) for each of the years 2025, 2024, 2023, 2022, and 2021.
(2)	Our non-PEO named executive officers (NEOs) for each of the years 2025, 2024, 2023, 2022, and 2021 were William J. Peters, Mary Ziping Luo, Rong Zhou, and Jacob Liawatidewi.

(3)

The Compensation Actually Paid Schedule shown below sets forth the adjustment made during each year represented in the Pay Versus Performance Table to arrive at the “compensation actually paid” to our PEO and average “compensation actually paid” to our non-PEO NEOs.

Compensation Actually Paid Schedule

	2025		2024		2023		2022		2021
	CEO	Average Non-PEO NEOs	CEO	Average Non-PEO NEOs	CEO	Average Non-PEO NEOs	CEO	Average Non-PEO NEOs	CEO	Average Non-PEO NEOs
Summary Compensation table total for applicable year.	$8,309,350	$2,962,563	$7,734,759	$2,664,810	$7,722,768	$2,617,340	$7,477,951	$2,451,868	$6,509,420	$2,233,883
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation table for applicable year.	(6,604,005)	(1,864,757)	(6,004,016)	(1,629,760)	(5,718,012)	(1,512,509)	(5,344,009)	(1,382,259)	(4,577,008)	(1,215,707)
Increase based on ASC Topic 718 fair value of Awards granted during applicable year that remain unvested as of applicable year end, determined as of applicable year end	6,109,816	1,725,214	4,414,977	1,198,421	11,715,603	3,098,979	4,179,167	1,080,965	6,373,743	1,688,333
Increase/deduction for Awards granted in prior years that were outstanding and unvested as of applicable year end, determined based on change in ASC Topic 718 fair value from the prior year end to the applicable year end.	(3,064,970)	(816,364)	(9,857,768)	(2,591,675)	12,258,999	3,821,789	2,338,630	701,571	1,010,138	291,068
Increase/deduction for Awards granted in prior years that vested during the applicable year, determined based on change in ASC Topic 718 fair value from the prior year end to the vesting date	(2,336,321)	(619,587)	(3,914,133)	(1,374,311)	2,929,915	761,620	4,240,594	1,007,935	(486,957)	(107,423)
Deduction of Awards granted in prior year that were forfeited in the applicable year, determined based on ASC Topic 718 fair value as of prior year end	-	-	-	-	-	-	-	-	-	-
Compensation Actually Paid for applicable year	$2,413,870	$1,387,069	$(7,626,181)	$(1,732,515)	$28,909,273	$8,787,219	$12,892,333	$3,860,080	$8,829,336	$2,890,154

(4)

Represents the cumulative total shareholder return of the Company’s common stock, based on an initial fixed investment of $100 made on the market close on the last trading day before the earliest fiscal year in the table, assuming the reinvestment of any dividends

(5)

Represents the cumulative total shareholder return of the NASDAQ Biotechnology index (which is the peer group we used for the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025) based on an initial fixed investment of $100 made on the market close on the last trading day before the earliest fiscal year in the table, assuming the reinvestment of any dividends.

(6)	Represents the Company’s net income, calculated in accordance with U.S. GAAP, as reported in our Annual Report on Form 10-K, as filed with the SEC on February 26, 2026.
(7)	Represents the Company’s sales growth vs. 2024.

Financial Performance Measures

The following lists the financial performance measures that we believe represents the most important financial performance measures used to link compensation actually paid to our NEOs for 2025 to Company performance.

Financial Performance Measures
Company’s sales growth vs. 2024
Adjusted Net Income
Relative Total Shareholder Return (TSR)

Pay Versus Performance Relationship Descriptions

We believe the Company’s pay-for-performance philosophy is well reflected in the tables above because the Compensation Actually Paid generally tracks to the performance measures disclosed in such tables. The graphs below describe, in a manner compliant with the relevant rules, the relationship between Compensation Actually Paid and the individual performance measures shown.

The following graphical comparisons describe the relationship between certain figures included in the Pay versus Performance Table for the years 2025, 2024, 2023, 2022, and 2021, including: (a) a comparison between the Company’s total shareholder return and the total shareholder return for the NASDAQ Biotechnology index and (b) comparisons between (i) the compensation actually paid to the NEO and the average compensation actually paid to our Non-PEO NEOs and (ii) the Company’s net income and percentage of sales growth vs. 2024 set forth in the pay versus performance table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2026 for:

●	each of our named executive officers;
●	each of our directors;
●	all of our then-current executive officers and directors as a group; and
●	each person known by us to own beneficially more than 5% of our common stock;

Applicable percentage ownership is based on 44,636,846 shares of common stock outstanding as of March 31, 2026. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including options that are currently exercisable within 60 days of March 31, 2026 or shares issuable upon the vesting of RSUs within 60 days of March 31, 2026, and subject to community property laws where applicable.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Amphastar Pharmaceuticals, Inc., 11570 6th Street, Rancho Cucamonga, California 91730. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Jack Y. Zhang (1)(2)	12,421,688	26.7
Mary Z. Luo (1)(2)	12,421,688	26.7
William J. Peters (3)	321,364	*
Rong Zhou (4)	476,191	1.1
Jacob Liawatidewi (5)	197,296	*
Howard Lee (6)	218,819	*
Floyd F. Petersen (7)	138,211	*
Michael A. Zasloff (8)	113,046	*
Richard Prins (9)	74,925	*
Diane G. Gerst (10)	57,052	*
Gayle Deflin (11)	47,838	*
David Gaugh	—	*
All executive officers and directors as a group (12 persons) (12)	14,066,430	29.6
5% Stockholders:
Applied Physics & Chemistry Laboratories, Inc. (13)	6,827,679	15.3
BlackRock Inc.(14)	4,943,678	11.1
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Dr. Zhang and Dr. Luo are spouses and the number and percentage of beneficial ownership of each represents their aggregate combined ownership of 26.7% as described in footnotes (2) and (14) below.
(2)	Includes (i) 6,827,679 shares held of record by Applied Physics & Chemistry Laboratories, Inc. (“APCL”), for which Drs. Zhang and Luo, and The Bill Luobei Zhang 2004 Irrevocable Trust (the “BLZ Trust”) are the sole owners; (ii) 2,669,879 shares held of record by Dr. Zhang; (iii) 1,113,786 shares held of record by Dr. Luo; (iv) 1,201,393 shares exercisable by Dr. Zhang within 60 days of March 31, 2026; and (v) 608,951 shares exercisable by Dr. Luo within 60 days of March 31, 2026. Of the reported shares, 4,400,000 shares held of record by APCL, 800,000 shares held of record by Dr. Zhang and 500,000 shares held of record by Dr. Luo are pledged as collateral to secure certain personal indebtedness, including various lines of credit.
(3)	Includes (i) 73,109 shares held of record by Mr. Peters; (ii) 248,255 shares exercisable within 60 days of March 31, 2026.
(4)	Includes (i) 103,561 shares held of record by Mr. Zhou; (ii) 99,668 shares held of record by the Zhou Family Trust for which Mr. Zhou serves as a trustee; (iii) 5,000 shares held of record by Mr. Zhou’s spouse; and (iv) 267,962 shares exercisable within 60 days of March 31, 2026.
(5)	Includes (i) 62,250 shares held of record by Mr. Liawatidewi; (ii) 2,459 shares held of record by the Yakob and Sunmoon Family Trust for which Mr. Liawatidewi serves as a trustee; and (iii) 132,587 shares exercisable within 60 days of March 31, 2026.
(6)	Includes (i) 146,854 shares held of record by Dr. Lee and (ii) 71,965 shares exercisable within 60 days of March 31, 2026.
(7)	Includes (i) 66,246 shares held of record by Mr. Petersen and (ii) 71,965 shares exercisable within 60 days of March 31, 2026.
(8)	Includes (i) 24,402 shares held of record by Dr. Zasloff and (ii) 88,644 shares exercisable within 60 days of March 31, 2026.
(9)	Includes (i) 30,061 shares held of record by Mr. Prins and (ii) 44,864 shares exercisable within 60 days of March 31, 2026.
(10)	Includes (i) 18,634 shares held of record by Ms. Gerst and (ii) 38,418 shares exercisable within 60 days of March 31, 2026.
(11)	Includes (i) 5,792 shares held of record by Ms. Deflin and (ii) 42,046 shares exercisable within 60 days of March 31, 2026.
(12)	Includes (i) 11,249,380 shares beneficially owned by our executive officers and directors as a group; and (ii) 2,817,050 shares exercisable within 60 days of March 31, 2026.
(13)	Drs. Zhang and Luo and the BLZ Trust are the sole owners of APCL. Of the reported shares, 4,400,000 shares are pledged as collateral to secure certain personal indebtedness, including various lines of credit. The address for this entity is 13760 Magnolia Avenue, Chino, California 91710.
(14)	Based on a Schedule 13G/A filed with the SEC on October 17, 2025, BlackRock, Inc. (“BlackRock”) holds sole voting power with respect to 5,236,473 shares and sole dispositive power with respect to 5,333,463 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our audit committee is responsible for reviewing and approving all related party transactions, which consist of all transactions and series of similar transactions to which we were a party or will be a party and in which any of our directors, nominees for director, executive officers and beneficial owners of more than 5% of our voting securities and their respective affiliates has a direct or indirect material interest. As used in this section, the terms “related person” and “transaction” have the meanings set forth in Item 404(a) of Regulation S-K under the Securities Act.

We have adopted a formal, written policy regarding related party transactions. The policy provides that a related party transaction is a transaction, arrangement, or relationship or any series of similar transactions, arrangements, or relationships, in which we are a participant and in which a related person has, had, or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions. In the course of its review and approval of transactions with related persons, the audit committee considers:

●	the nature of the related person’s interest in the transaction;
●	the material terms of the transaction, including the amount involved and the type of the transaction;
●	the importance of the transaction to the related person and to Amphastar;
●	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and
●	any other matters the audit committee deems appropriate.

Any member of the Board of Directors who is a related person with respect to a transaction under review will not be able to participate in the discussions or vote on the approval or ratification of the transaction, other than to provide all material information regarding the transaction, including information regarding the extent of the member’s interest in the transaction. Any material changes to the terms of, or any renewal of, any of these transactions will also require the same approval. If a related party transaction will be ongoing, the audit committee or the Board of Directors may establish guidelines or other parameters or conditions relating to our participation in the transaction.

The policy deems certain transactions to not be related party transactions including (1) certain compensation arrangements for our directors or executive officers; (2) transactions with another company at which a related person’s only relationship is as a non-executive employee, director, or beneficial owner of less than 10% of that company’s shares; (3) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; (4) charitable contributions by us to a charitable organization, foundation, or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved in the advancement of expenses made pursuant to our organizational documents or any agreement does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts; and (5) any indemnification or advancement of expenses made pursuant to our certificate of incorporation, bylaws or pursuant to any agreement.

Related Person Transactions

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Contract manufacturing agreements with Hanxin

Amphastar Nanjing Pharmaceuticals, Inc., or ANP, a wholly-owned subsidiary of the Company, entered into various contract manufacturing agreements with Nanjing Hanxin Pharmaceutical Technology Co., Ltd., or Hanxin, and its subsidiaries. Dr. Jack Zhang, our Chief Executive Officer, President, and Director and Dr. Mary Luo, our Chairman, Chief Operating Officer, and Director and certain members of their family beneficially own a majority of the equity interest in Hanxin, whereby Hanxin and its subsidiaries will develop several active pharmaceutical ingredients and finished products for the Chinese market and will engage ANP to manufacture the products on a cost-plus basis. Hanxin will purchase certain quantities from ANP subject to the terms and conditions set forth in the agreement, including Hanxin filing for and obtaining any required marketing authorizations.

For fiscal year 2025, the Company has recognized approximately $1,092,400 from manufacturing services provided to Hanxin and its subsidiaries.

Contract Research Agreements with Hanxin

The Company entered into various contract research agreements with Hanxin, pursuant to which Hanxin will develop Recombinant Human Insulin Research Cell Banks and Recombinant Peptide Research Cell Banks, or RCBs, for the Company and license the RCBs to the Company subject to a fully paid, exclusive, perpetual, transferable, sub-licensable worldwide license. The RCBs will be used by the Company to make Master Cell Banks for one of its product candidates. Per the terms of the agreement with Hanxin, all title to the RCBs developed, prepared and produced by Hanxin in conducting research and development will belong to the Company. The Company will also own any confidential and proprietary information, technology regarding development and manufacturing of the RCBs, which shall include engineering, scientific and practical information and formula, research data, design, and procedures and others to develop and manufacture the RCBs, in use or developed by Hanxin. Dr. Jack Zhang , our Chief Executive Officer, President, and Director and Dr. Mary Luo, our Chairman, Chief Operating Officer, and Director and certain members of their family beneficially own a majority of the equity interest in Hanxin.

In March 2023, the Company amended the agreement with Hanxin, whereby Hanxin will perform scale-up manufacturing process development using the RCBs for the Company. Per the terms of the agreement the Company will own any confidential and proprietary information and technology produced during the scale-up manufacturing, which shall include engineering, scientific and practical information and formula, research data design and procedures and others to develop and manufacture the RCBs.

In March 2026, the Company amended the agreement with Hanxin, whereby Hanxin will use the Research Cell Banks (the “RCBs”) that Hanxin develops to make Master Cell Banks for product candidates AMP-105, instead of AMP-107 as originally contemplated in the Contract Research Agreement.

For fiscal year 2025, the Company has paid approximately $415,027 to Hanxin under the contract research agreement and amendment.

License Agreement with Hanxin

The Company entered into a License Agreement (“License Agreement”) with Hanxin in January 2026, pursuant to which Hanxin is granting an exclusive license to certain intellectual property controlled by Hanxin to develop, make, use and commercialize products incorporating or comprising of corticotropin compound (“Licensed Product”) in the United States and Canada (the “Territory”). Hanxin is also granted a non-exclusive license under certain intellectual property controlled by Amphastar to develop, make, use and commercialize Licensed Product outside the Territory. Dr. Jack Zhang , our Chief Executive Officer, President, and Director and Dr. Mary Luo, our Chairman, Chief Operating Officer, and Director and certain members of their family beneficially own a majority of the equity interest in Hanxin. The Company made an upfront payment of $2 million to Hanxin upon signing the License Agreement.

Supply Agreement with Letop

In November 2022, ANP, entered into a three-year supply agreement with Nanjing Letop Biotechnology Co., Ltd., or Letop, whereby Letop would manufacture and deliver chemical intermediates for ANP on a cost-plus basis. Henry Zhang (Haoning Zhang), the son of Dr. Jack Zhang, our Chief Executive Officer, President, and Director and Dr. Mary Luo, our Chairman, Chief Operating Officer, and Director, beneficially owns a majority of the equity interest in Letop.

In March 2026, ANP entered into a new five-year supply agreement with Letop, whereby Letop would manufacture and deliver chemical intermediates for ANP on a cost-plus basis.

For fiscal year 2025, ANP has paid approximately $14,161 under the original agreement.

Primatene MIST® Distribution Agreement with Hong Kong Genreach Limited

In August 2024, the Company entered into a distribution agreement with Hong Kong Genreach Limited, or Genreach, a wholly owned subsidiary of Hanxin, a related party. Per the terms of the agreement, the Company has appointed Genrearch as the exclusive distributor to market and sell Primatene MIST® in Mainland China, Taiwan, Hong Kong, and Macau in the Greater China region. Genreach will be responsible for obtaining any and all regulatory approvals in the region for Primatene MIST®.

In January 2026, Armstrong and Genreach amended the distribution agreement to expand the region of the distribution agreement to include the Middle East countries and Southeast Asia, as well as amending the annual minimum purchase amount.

The term of the agreement is ten years, with both parties having termination rights without cause after the completion of the second contract year.

For fiscal year 2025, the Company did not recognize any revenue from the distribution agreement with Genreach.

BAQSIMI® Distribution Agreement with Nanjing Chengong Pharmaceutical Co., Limited.

In October 2025, the Company entered into a distribution agreement with Nanjing Chengong Pharmaceutical Co., Limited, or Chengong, a wholly-owned subsidiary of Hanxin, a related party. Per the terms of the agreement, the Company will collaborate with Chengong to expand distribution of BAQSIMI®, in Mainland China, Taiwan, Hong Kong, and Macau in the Greater China region, and appoint Chengong as the exclusive distributor to market and sell BAQSIMI® in the Greater China Region. Chengong is responsible for obtaining any and all regulatory approvals in the Region, and performing the required post marketing clinical trials for BAQSIMI®.

The term of the agreement is for ten years, with both parties having termination rights without cause after the completion of the fourth contract year.

For fiscal year 2025, the Company did not recognize any revenue from the distribution agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law.

OTHER MATTERS

Fiscal Year 2025 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2025 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financials & Filings portion of our website at http://ir.amphastar.com/ and are available from the SEC at its website at http://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Amphastar Pharmaceuticals, Inc., Attention: Investor Relations, 11570 6th Street, Rancho Cucamonga, California 91730.

* * *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Rancho Cucamonga, California
April 14, 2026

ANNEX A – Reconciliation of GAAP to Non-GAAP Financial Measures

	Year Ended
	December 31,
	2025	2024

GAAP net income	$98,094	$159,519
Adjusted for:
Intangible amortization	25,048	24,718
Share-based compensation	27,277	24,368
Expenses related to BAQSIMI® acquisition	—	3,651
Litigation provision	23,147	—
Income tax provision on pre-tax adjustments	(16,948)	(11,450)
Non-GAAP net income	$156,618	$200,806

Non-GAAP net income per share:
Basic	$3.35	$4.15
Diluted	$3.25	$3.86

Weighted-average shares used to compute non-GAAP net income per share:
Basic	46,743	48,429
Diluted	48,215	52,058

	Year Ended December 31, 2025

		Selling,	General	Research	Non-operating
	Cost of	distribution	and	and	(expenses)	Income
	revenue	and marketing	administrative	development	income, net	tax provision
GAAP	$363,830	$43,885	$85,925	$85,844	$(16,779)	$25,530
Intangible amortization	(24,968)	—	(3)	(77)	—	—
Share-based compensation	(6,205)	(1,215)	(16,919)	(2,938)	—	—
Litigation provision	—	—	(23,147)	—	—	—
Income tax provision on pre-tax adjustments	—	—	—	—	—	16,948
Non-GAAP	$332,657	$42,670	$45,856	$82,829	$(16,779)	$42,478

	Year Ended December 31, 2024

		Selling,	General	Research	Non-operating
	Cost of	distribution	and	and	(expenses)	Income
	revenue	and marketing	administrative	development	income, net	tax provision
GAAP	$358,112	$37,802	$56,720	$73,914	$(15,655)	$29,672
Intangible amortization	(24,639)	—	(4)	(75)	—	—
Share-based compensation	(5,742)	(1,063)	(14,921)	(2,642)	—	—
Expenses related to BAQSIMI® acquisition	—	—	—	—	3,651	—
Income tax provision on pre-tax adjustments	—	—	—	—	—	11,450
Non-GAAP	$327,731	$36,739	$41,795	$71,197	$(12,004)	$41,122

AMPHASTAR PHARMACEUTICALS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 31, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/AMPH2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 31, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87304-P49656	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMPHASTAR PHARMACEUTICALS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.
To elect three Class I directors to serve until the Company’s 2029 annual meeting of stockholders and until each such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal;

	Nominees:	For	Against	Abstain
	1a. David Gaugh	◻	◻	◻
	1b. William J. Peters	◻	◻	◻
	1c. Jacob Liawatidewi	◻	◻	◻

						For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2026; and					◻	◻	◻

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.					◻	◻	◻

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 Year	2 Years	3 Years	Abstain
4.	To approve, on an advisory basis, the frequency of future stockholder advisory votes on our named executive officer compensation.				◻	◻	◻	◻

NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V87305-P49656

AMPHASTAR PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
June 1, 2026 11:30 AM, Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jack Yongfeng Zhang, Mary Ziping Luo, William J. Peters, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMPHASTAR PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, Pacific Time on June 1, 2026 at www.virtualshareholdermeeting.com/AMPH2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side